UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

METTLER-TOLEDO INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Proxy Statement for the Annual Meeting of Shareholders 2026 Mettler-Toledo International Inc.

Mettler-Toledo International Inc.	1	2026 Proxy Statement

Mettler-Toledo International Inc.
Im Langacher 44 8606 Greifensee Switzerland	1900 Polaris Parkway Columbus, Ohio 43240 USA

March 18, 2026

Dear Fellow Shareholder:

You are cordially invited to attend the 2026 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on Thursday, May 7, 2026, at 8:00 a.m. Please see the Secretary’s notice of the meeting and the proxy statement which appear on the following pages for more details and a description of the matters to be acted upon at the meeting.

We have distributed a Notice of Internet Availability of Proxy Materials instead of delivering paper copies to shareholders who have elected to receive such notice. The notice provides information about accessing the proxy materials online and describes the voting methods available to all shareholders. Shareholders receiving the notice will also have the opportunity to request a paper copy of the proxy materials through the instructions provided. To change the way you receive proxy statements in the future please make a request following the instructions in the notice or in the appropriate space on the proxy card if you received paper copies of the proxy materials.

You may vote over the Internet or by telephone by following the instructions on your notice or by signing and returning a proxy card if you received paper copies of the proxy materials. Please submit your vote as soon as possible so that your vote will be counted.

Sincerely yours,

Roland Diggelmann
Board Chair

Mettler-Toledo International Inc.	2	2026 Proxy Statement

Mettler-Toledo International Inc.	3	2026 Proxy Statement

Mettler-Toledo International Inc. Notice to Shareholders of Annual Meeting

Date & Time	Your Vote is Important!

Thursday, May 7, 2026 8AM Eastern Time	Location Fried, Frank, Harris, Shriver & Jacobson LLP, 535 Madison Avenue, New York, New York	Who Can Vote Only shareholders of record at the close of trading on March 9, 2026 are entitled to vote at the Annual Meeting.	Annual Report A copy of our 2025 Annual Report is enclosed	Date of Mailing On or about March 18, 2026

Items of Business
1.	To elect nine directors
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm
3.	Advisory vote to approve executive compensation
4.	To transact any other business properly brought before the meeting

By order of the Board of Directors

Michelle M. Roe
Chief Legal Officer & Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 7, 2026:

This proxy statement and our 2025 Annual Report are available at www.mt.com/proxyonline and www.investorvote.com/MTD.

Whether or not you plan to attend this Annual Meeting, please submit your vote as soon as possible. You may vote over the Internet or by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials. You may also vote by completing and returning the proxy card if you received paper copies of the proxy materials.

This proxy statement is furnished in connection with the solicitation of proxies by Mettler-Toledo International Inc. on behalf of the Board of Directors for the 2026 Annual Meeting of Shareholders.

Mettler-Toledo International Inc.	4	2026 Proxy Statement

About the Meeting and Voting

Proposals to be Voted on

Shareholders will vote on the following proposals at the meeting. The board has not received proper notice of, and is not aware of, any additional business to be transacted at the meeting other than as indicated below.

Proposals
1.	The election of nine directors for one-year terms
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm
3.	Advisory vote to approve executive compensation

We know of no other matter to be brought before the annual meeting. If other matters requiring a vote of the shareholders come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to those matters in accordance with their reasonable judgment.

Shareholders Entitled to Vote

Each share of common stock outstanding as of the close of business on March 9, 2026 (the “record date”) is entitled to one vote at the annual meeting on each matter properly brought before the meeting. As of the record date, 20,248,505 shares of common stock were outstanding.

A quorum needs to be present at the meeting in order to hold the meeting. A quorum is a majority of the company’s outstanding shares of common stock as of the record date. Your shares are counted as present at the meeting if you attend the meeting and vote in person, vote by Internet, vote by telephone, or properly return a proxy card by mail.

If you do not provide a proxy or vote the shares yourself, your shares will not be voted. Proxies that are signed and returned but do not contain instructions will be voted “FOR” proposals one, two, and three.

How to Vote

BY PROXY — You may vote your shares by proxy. If you vote your shares by proxy, you are legally designating another person to vote your shares in accordance with your instructions. To vote by proxy, complete, sign, and return the enclosed proxy card by mail as described on your proxy card. Alternatively, you may vote over the Internet or by telephone by following the instructions on your proxy card or Notice of Internet Availability of Proxy Materials.

AT THE MEETING — You may vote your shares by attending the meeting and voting your shares in person. The meeting is being held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP at the address indicated in the Notice to Shareholders.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This will enable us to receive votes in advance of the meeting to ensure that a quorum is present for the meeting. If you vote by proxy and subsequently decide to change your vote, you may revoke your proxy at any time before the polls close at the meeting. However, you may only do this by signing another proxy with a later date, completing a written notice of revocation and returning it to the address on the proxy card before the meeting, or voting in person at the meeting.

Vote Tabulation; Voting Results

The company appoints an independent inspector of election, who also tabulates the voting results. The meeting’s voting results will be disclosed promptly following the meeting in a Form 8-K filed with the Securities and Exchange Commission.

Mettler-Toledo International Inc.	5	2026 Proxy Statement

Abstentions and Broker Non-Votes

Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. However, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in any calculation of votes cast, but will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares.

Brokers holding shares of record for customers are generally not entitled to vote on “non-routine” matters unless they receive voting instructions from their customers. A “broker non-vote” occurs when a broker does not receive such instructions.

The only routine matter presented to the shareholders at the annual meeting is the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm. As a result, if you do not vote your shares, your broker has the authority to vote on your behalf with respect to that proposal but not on any other matter presented to shareholders.

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PROPOSAL 1
Election of Directors

The nominees for the Board of Directors are listed below. If elected, each nominee will hold office until next year’s annual meeting of shareholders and until their successors have been duly elected and qualified. All nominees are currently directors. The Board of Directors has no reason to believe any nominee would be unable or unwilling to serve if elected. In the event a nominee is unable to serve, the persons designated as proxyholders for the company will vote for the remaining nominees and for such other persons the Board of Directors may nominate.

A director is elected if a majority of the votes cast with respect to the director are voted “FOR.” However, if the number of nominees exceeds the number of directors to be elected, a director is elected by the affirmative vote of a plurality of the votes cast. Votes cast shall include votes for or against a director. An abstention shall not count as a vote cast with respect to a director. If a majority fails to reelect an incumbent director when a majority vote is required, he or she shall continue to serve until the next annual meeting and until his or her successor is duly elected; or until the Board of Directors accepts his or her resignation, which the director must tender, or removes him or her, if earlier. If the Board of Directors accepts an incumbent director’s resignation, or if a non-incumbent nominee for director is not elected, the Board of Directors, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, in each case pursuant to the provisions of Sections 1 and 2 of Article II of the company’s by-laws.

Qualifications of Director Nominees

The members of our Board of Directors have had diverse backgrounds and experiences during the course of their careers. These individual backgrounds and experiences better enable the board to perform its duties.

Roland Diggelmann is 58 years old and has been a director since August 2022 and Board Chair since May 2024. He most recently served as the Chief Executive Officer of Smith & Nephew Plc from 2019-2022. Prior to this role, he was CEO of Roche Diagnostics from 2012 to 2018 and managing director of the Asia Pacific region from 2008 to 2012.

Earlier in his career, Mr. Diggelmann served in various senior management roles at Zimmer Holdings, Centerpulse, and Sulzer Medica. He is a Director and serves as Chair of the Nomination and Compensation Committee at Sonova Holding AG, and is a Swiss citizen.

Mr. Diggelmann brings over 10 years of executive experience serving customers in the pharma/life science industry, a key end market for our company. His experience as a CEO of multinational companies, his extensive international expertise, as well as his knowledge as a public company director will provide valuable insights.

Domitille Doat-Le Bigot is 53 years old and has been a director since February 2020. She serves as Chair of the Nominating & Corporate Governance Committee. She has a Master’s in Business Administration from the ESSEC Business School and the Melbourne Business School. She is the Operating Partner in Technology, AI Acceleration and Data for the portfolio of Eurazeo LBO Strategies.

From April 2024 until 2026, Ms. Doat-Le Bigot served as Chief Digital and Information Officer and a member of the Partners Committee at Eurazeo. She joined Eurazeo in April 2021 as its Chief Digital Officer. She is currently a member of the Board of Directors and the Audit Committee at Gaztransport & Technigaz (GTT) and was a member of the board at Carlsberg Group until 2020.

Prior to her joining Eurazeo, Ms. Doat-Le Bigot served as Chief Digital Officer at Danone from 2016 to 2021, and from 2014 to 2016 she served as Deputy General Manager and Head of Technology and Data in Shanghai and Paris at Fred & Farid Group, an international independent digital agency. Prior to 2014 she served in creative management and digital production and design positions at Cisco and Ubisoft Entertainment.

Ms. Doat-Le Bigot has extensive professional experience in digital, data, and cybersecurity strategies and transformation, working for a wide range of companies across four continents. We benefit from her subject matter expertise with data-driven, interactive strategies, and her broad international experience.

Elisha W. Finney is 64 years old and has been a director since November 2017. She serves as Chair of the Audit Committee. She has a Bachelor’s of Business Administration in Risk Management and Insurance from the University of Georgia, and a Master’s in Business Administration from Golden Gate University.

Ms. Finney is a Director at ICU Medical, Inc. and Viatris Inc, where she is a member of the Audit Committee for both companies. She previously was a Director of Cutera, Inc. until June 2019, iRobot Corporation until November 2021, and NanoString Technologies, Inc. until June 2024.

Mettler-Toledo International Inc.	7	2026 Proxy Statement

Ms. Finney was the Chief Financial Officer of Varian Medical Systems Inc. from 1999 until her retirement in June 2017. She joined Varian in 1988 and served in a variety of finance roles prior to her appointment as CFO.

Ms. Finney is an experienced CFO. Under her financial leadership, Varian achieved and sustained decades-long growth in revenues and profitability. She also has significant leadership and corporate governance experience from her time at Varian, and her service on other boards of directors.

Pablo Perversi is 55 years old and has been a director since November 2025. Effective May 7, 2026, he will join the Audit Committee. He is President of EMEA at Danone, a leading global food and beverage company, and a member of its Executive Committee. Prior to his current role, he served as Danone’s Europe Zone President from 2023 to 2025, and the Chief Innovation, Quality, and Sustainability Officer and President of Gourmet Division for Barry Callebaut from 2017 to 2022. Before that, he held various roles of increasing responsibility at Unilever from 1993 to 2017, his last position there being Vice President of Foods Europe.

Mr. Perversi is a very accomplished leader of global organizations in the food industry, an important market for our company. His wealth of experience from over 30 years of leadership at branded food companies across Europe, Latin America, and Asia will provide valuable perspectives to our business.

Thomas P. Salice is 66 years old and has been a director since October 1996. He serves as Chair of the Compensation Committee and serves on the Nominating & Corporate Governance Committee. He has a Master’s in Business Administration from Harvard University. Mr. Salice is a co-founder, principal, and Managing Member of SFW Capital Partners, LLC. Mr. Salice was a Director of Waters Corporation until July 2022, and he is currently a Director of the privately-held companies Caron Products and Services Inc., Gerson Lehrman Group, Inc., Pion Inc., and RDI Technologies.

Mr. Salice has been a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, he served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer, and Vice-Chair.

Mr. Salice has more than 35 years of experience in the financial industry, including as an investor in the analytical tools sectors and related service businesses, which has given him extensive operational, industry, and strategic knowledge in key company business areas. Mr. Salice has in-depth experience in strategic planning, corporate finance, investor relations, mergers and acquisitions, and other areas that are relevant to the board.

Brian Shepherd is 60 years old and has been a director since July 2024. He currently serves on the Audit Committee. Effective May 7, 2026, he will rotate off the Audit Committee and join the Compensation Committee. Mr. Shepherd most recently served as the Senior Vice President, Software and Control, of Rockwell Automation, Inc. from February 2021 through June 2024. Prior to this role, he was Division President, Production Software and Smart Factory, for Hexagon from 2017 to 2020. Mr. Shepherd previously held a variety of senior leadership roles at PTC Inc. over the course of his twenty-year tenure with the company, including as Executive Vice President and General Manager, Enterprise Segments, and Executive Vice President, Product Development.

Mr. Shepherd brings many years of broad leadership experience as an executive serving the industrial automation industry, a very important growth domain for the company. His experience using data and analytics to drive business value and his expertise in defining and executing strategies to advance Smart Factory and SaaS solutions will provide valuable perspectives to our business.

Michael J. Tokich is 57 years old and has been a director since February 2026. He serves on the Audit Committee. Since August 2025, Mr. Tokich serves as the Senior Financial Advisor at STERIS plc, a leading global healthcare and life science provider of products and services. Prior to his current role, Mr. Tokich most recently served STERIS as Senior Vice President and Chief Financial Officer. Mr. Tokich joined STERIS in 2000 and held various senior financial roles prior to his appointment as CFO in 2008.

Mr. Tokich has over 20 years of experience as a senior financial leader at a U.S. public company. In addition to his financial expertise, Mr. Tokich has operational and IT experience that bring valuable insights to our business.

Wolfgang Wienand is 54 years old and has been a director since November 2023. He serves on the Compensation Committee. Since July 2024, he is the Chief Executive Officer of Lonza Group Ltd., the world’s largest contract development and manufacturing organization (CDMO) for the pharmaceutical industry. He studied chemistry at the University of Bonn and subsequently obtained a Ph.D. in organic and bioorganic chemistry from the University of Cologne. In addition, he holds an Executive Master’s Degree in International Finance of École des hautes études commerciales HEC Paris.

From January 2019 until March 2024, Dr. Wienand served as CEO of Siegfried Holding AG, a globally leading CDMO for the pharmaceutical industry. He joined Siegfried in 2010, initially as Chief Scientific Officer, then as Chief Strategy Officer, before becoming CEO. Prior to Siegfried, Dr. Wienand held senior management positions at Evonik Industries AG, a leading global specialty chemicals company. Dr. Wienand served as a non-executive board member for SCHOTT Pharma until December 2024.

Mettler-Toledo International Inc.	8	2026 Proxy Statement

Dr. Wienand brings highly relevant experience as the CEO of a successful services provider to the pharmaceutical industry, a key end market for the company. His significant experience as CEO and leading global strategy and innovation, process development, and manufacturing provide valuable perspectives to our business.

Ingrid Zhang is 53 years old and has been a director since February 2023. She serves on the Nominating & Corporate Governance Committee. She is currently the Chief Commercial Officer, International, at Novartis. Prior to this role she was President and Managing Director of Novartis China from October 2023 to May 2024, President of China, Innovative Medicines at Novartis, from 2022 to October 2023, President Novartis Pharmaceuticals China from 2017 to 2022, and held several other leadership positions with increasing responsibilities at Novartis since 2011. Prior to Novartis, Ms. Zhang held various senior management roles with AstraZeneca, Pfizer, and McKinsey & Company.

Ms. Zhang is a very accomplished business leader and brings extensive knowledge from her experience in the pharmaceutical industry, an important market for our company. Her expertise in developing effective strategies to navigate the dynamic Chinese market provides valuable insights.

The Board of Directors recommends that you vote FOR the election of each of the directors listed above. Proxies will be voted “FOR” each nominee unless otherwise specified in the proxy.

Mettler-Toledo International Inc.	9	2026 Proxy Statement

Board of Directors—General Information

Board Structure; Board Leadership Structure

The company’s by-laws require the Board of Directors to consist of between five and ten directors. As of the annual meeting, the number of directors will be fixed at nine, consisting of an independent, non-executive Board Chair, and eight other independent directors. Each director holds a one-year term until the next annual meeting of shareholders. The board has three committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee.

The primary tasks of the board include oversight of the company’s strategy and governance matters, review of the company’s financial matters, and evaluation of how the company executes against targets. Management’s tasks include setting strategy and running the company’s operations. The Board Chair functions as an important liaison between management and the board, helping ensure the board fulfills its oversight responsibilities.

Though the Board Chair is independent, the board also has established a lead director (the Lead Director) who assists the Board Chair as needed and oversees all meetings of directors at which the Board Chair is not present. Mr. Salice currently serves as the Lead Director.

Corporate Governance Highlights; Corporate Governance Guidelines

We recognize the importance of a good framework for sound, long-term oriented governance. We generally align our corporate governance with the best practice principles set out in the Commonsense Principles of Corporate Governance (Commonsense Principles 2.0). We highlight our following best practices with regard to governance:

Governance Highlights:

✓100% of the board is independent

✓Separate Non-Executive Board Chair and CEO roles

✓Lead Director to assist with board governance responsibilities

✓Board Chair does not serve on any board committees

✓Independent Audit, Compensation, and Nominating & Corporate Governance Committees

✓Regular executive sessions of board members, without management present

✓Annual board and committee self-evaluation

✓Policy limiting directorships

✓Proxy access

✓Annual director elections

✓Mandatory director retirement at age 72

✓Regular director refreshment

✓Majority voting in uncontested elections

✓No poison pill in effect

✓Stock ownership guidelines for directors

✓Multiple avenues for shareholders to communicate with the board

✓Board oversight of strong ethics program and annual publication of Corporate Responsibility Report

The board has established corporate governance guidelines that contribute to the overall operating framework of the board and the company. These guidelines cover topics including director qualifications, the director nomination process, the responsibilities of directors (including with respect to leadership development and management succession), meetings of non-management directors, and director compensation. The guidelines are available on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available in print to any shareholder who requests them. Shareholders may request copies free of charge from Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA, telephone +1 614 438 4794.

Mettler-Toledo International Inc.	10	2026 Proxy Statement

Responsibility of the Board of Directors in Risk Oversight Generally

The Board of Directors plays a critical role in the oversight of risks, such as those related to sustainability topics, cybersecurity, and artificial intelligence (AI).

The board is involved in the oversight of the company’s risk management process, as follows. Each year, under the direction and supervision of the company’s Chief Financial Officer, the company conducts a comprehensive enterprise risk assessment, which includes details of the company’s management of enterprise-wide risk topics, also covering risks related to sustainability topics, cybersecurity, and AI. The Board of Directors receives the full results of the annual enterprise risk assessment, including an evaluation of the risks presented and a detailed description of the actions taken by the company to mitigate these risks. The Audit Committee reviews the results of the enterprise risk assessment in detail with management on an annual basis and reports on its review to the Board of Directors each year.

The company operates an ethics and compliance program to reinforce performance with integrity and compliance with the company’s code of conduct and relevant laws and regulation. As part of the board’s risk oversight responsibilities, the company provides a comprehensive update to the board on an annual basis on the ethics and compliance program and presents an annual certification update to the Audit Committee on business ethics and compliance.

The company’s code of conduct governs all actions of the company’s Board of Directors, executive officers, and employees. The board did not approve any waiver of the code of conduct by an executive officer or director in 2025. A copy of the code of conduct is available at www.mt.com under “About Us / Investor Relations / Corporate Governance” and is available in print to any shareholder who requests it.

In its risk oversight role, the board also oversees the company’s management of its cybersecurity and AI governance programs. The company provides a comprehensive update to the board on cybersecurity (and other important information security topics) and AI, respectively, at least annually and also as part of the annual enterprise risk assessment described above. The company also provides the board additional updates on these topics, as relevant.

The company has active cybersecurity programs, and we have adopted the NIST Cybersecurity Framework and meet the controls requirements set forth in the ISO 27001:2022 standard for core corporate IT processes and systems and also for our China Business Units. We undertake annual audits from certified third parties, as well as qualified external penetration assessment firms, to ensure proper and effective application of security control. For our product development lifecycle processes, our cybersecurity management system is IEC 62443-4-1 certified, which addresses security for operational technology (OT) in general and is also specific to industrial automation and control systems. Our programs also include cybersecurity practice drills, mandatory quarterly cybersecurity trainings for all employees, employee email phishing tests, technical security controls, enhanced data protection, and the maintenance of backup and protective systems.

The company maintains an internal AI risk board, comprised solely of company employees who are internal subject matter experts in legal, compliance, IT, and cybersecurity. The AI risk board drafts AI-related policies and procedures, evaluates AI projects, and advises on the company’s implementation of approved projects. The AI risk board is overseen by the AI Steering Committee, which includes the Chief Information Officer, Chief Legal Officer, Chief Human Resources Officer, Division Heads, and the Head of Sales and Marketing, all of whom report directly to the Chief Executive Officer.

Director Domitille Doat-Le Bigot provides valuable expertise and insights related to cybersecurity in her role on the Board of Directors. In her role as Chief Digital and Information Officer of Eurazeo, Ms. Doat-Le Bigot oversaw cybersecurity matters, including management of a team responsible for IT and cyber-related topics such as SOC implementations, training, audits, remediation plans, insurance, and infrastructure investment. Ms. Doat-Le Bigot also has deep knowledge with regard to ISO 27001 certifications. She has earned a professional certificate in cybersecurity from IBM, which requires annual re-certifications. Ms. Doat-Le Bigot also is a Global Information Assurance Certification (“GIAC”) Certified Incident Handler (“GCIH”), related to a variety of critical information security topics. Ms. Doat-Le Bigot’s knowledge and experience provide valuable perspectives related to the board’s oversight of cybersecurity risk management topics.

Director Brian Shepherd, over the course of his approximately thirty years of professional experience, has gained significant industry and technology expertise related to a broad range of product-related cybersecurity and AI topics. Mr. Shepherd served as Senior Vice President, Software and Control, for Rockwell Automation, Inc.; Division President, Production Software and Smart Factory, for Hexagon; and in various senior leadership roles at PTC Inc., including as Executive Vice President and General Manager, Enterprise Segments, and Executive Vice President, Product Development. In his previous senior management positions, Mr. Shepherd has been responsible for the development, delivery, support, and governance of technology-based hardware and embedded, on-premise, and cloud software products via the use of secure development approaches across the lifecycle including the NIST CSF 2 framework and SOC 2 Type 2 certification. He was also responsible for many product offerings that included AI-related capabilities, including data analytics, anomaly detection,

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machine learning, and data optimization. Mr. Shepherd brings valuable experience and insights to our Board related to these areas of product-related cybersecurity and AI expertise.

The company also operates a sustainability program, GreenMT, which is described in more detail in the following section on the Responsibility of the Board of Directors in Risk Oversight Related to Sustainability Topics.

The Board of Directors is knowledgeable about the content and operation of each of the above-described company programs so as to exercise reasonable oversight regarding the implementation and effectiveness of these programs.

Responsibility of the Board of Directors in Risk Oversight Related to Sustainability Topics

The company operates a sustainability program, GreenMT, which seeks to keep its operations sustainable over the long-term, help customers to be sustainable in their businesses, promote global best practices within its supply chain, attract, develop and retain the best employees, and champion good governance practices. For more information about GreenMT or to access a copy of our most recent Corporate Responsibility Report, please visit www.mt.com under “About Us / Sustainability.”

The Board of Directors exercises oversight of the company’s management of sustainability matters, and the board continues to stay apprised as to new and ongoing sustainability developments, including on climate topics. Sustainability updates are a periodic agenda item throughout the year at board and committee meetings, and members of management provide periodic updates to the board and committee members at these meetings. Each board committee additionally reviews sustainability topics on a frequent basis. As described in the previous section related to the role of the board in risk oversight generally, the company’s annual enterprise risk assessment addresses sustainability-related risks. The board also conducts regular shareholder engagement on sustainability topics. The company’s sustainability efforts are positively recognized by the industry’s most respected ratings agencies.

Given the importance of sustainability topics, oversight responsibility of the company’s sustainability strategy rests with the full board and is not delegated to a committee. The CEO and members of senior management have direct responsibilities related to sustainability matters. The structure of board and senior management oversight of sustainability topics at the company is set forth below:

Board of Directors

Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee

Chief Executive Ofﬁcer

Representative Topics See our Corporate Responsibility Report at www.mt.com/sustainability for more details.	Environmental Pillar	Social Pillar	Governance Pillar

	Efficient Use of Resources Keep our operations sustainable over the long-term	Responsible Supply Chain Promote global best practices within our supply chain	Good Corporate Governance Champion good governance practices

	Sustainable Product & Services Support our customers’ sustainability goals	Engaged Employees Attract, develop, and retain the best employees

Management Team Senior management with direct responsibilities related to sustainability matters.	Head of Sustainability Heads of Divisions Head of Global Supply Chain Heads of Market Organizations	Head of Sustainability Chief Human Resources Officer Head of Global Supply Chain Heads of Divisions Heads of Market Organizations	Head of Sustainability Chief Legal Officer & Corporate Secretary Chief Financial Officer

 Each of the three board committees has various responsibilities to assist the board in its sustainability oversight role, as follows:

◼The Compensation Committee assists the board in reviewing and monitoring the compensation of the leadership team, such as the annual cash incentive program, which includes comprehensive and specific performance targets related to important sustainability

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topics. For more information, please see the Compensation Discussion and Analysis, in the section titled Compensation Program Elements – Annual Cash Incentive.

◼The Audit Committee assists the board with oversight of the company’s performance of the enterprise risk assessment, including the company’s management and mitigation of potential risks, such as those related to sustainability topics. For example, the Audit Committee oversees Internal Audit’s review of data and processes related to the company’s emission reduction targets.

◼The Nominating & Corporate Governance Committee assists the board in reviewing and evaluating policies, practices, and initiatives of the board and the company (in the board’s oversight role, for the latter), with respect to certain sustainability initiatives, including workforce inclusion objectives.

Compensation-Related Risk

Management and the Compensation Committee have evaluated the company’s compensation programs generally at different levels throughout the organization. Among other things, we considered that for executives who have the largest potential incentive compensation, a significant portion of total compensation is comprised of stock options that vest over five years and have a ten-year life, which drives emphasis on long-term performance. We also considered the applicability of the various situations described in Item 402(s) of Regulation S-K. We concluded from our evaluation that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.

Related Party Transactions

During 2025, the company did not engage in any related party transactions involving directors or the company’s officers, or affiliates of directors or the company’s officers. The board has established a written policy that requires disinterested members of the Audit Committee to review and approve all related party transactions between the company and directors or officers, or affiliates of directors or officers. Disinterested members of the Audit Committee will approve only those transactions that it determines in its business judgment are fair and reasonable to the company and in (or not inconsistent with) the best interests of the company and its shareholders, and that do not impact the related party’s independence.

Board Composition; Director Qualifications

Our company employs people of approximately 100 nationalities, reflecting the global diversity of our business. We sell our products in more than 140 countries, and we have a direct presence in approximately 40 countries. We have representation on our board from several different countries located within the Americas, Asia, and Europe, which reflects the diversity of the communities in which we operate as a multinational corporation with a significant global presence.

Members of the Board of Directors must demonstrate integrity, dedication, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together, and represent a variety of skills, experiences, expertise, industry knowledge, backgrounds, and perspectives. We provide additional details in the Director Qualifications section of our corporate governance guidelines available at www.mt.com under “About Us / Investor Relations / Corporate Governance.”

The Nominating & Corporate Governance Committee evaluates current and prospective directors according to a skills and experience competency matrix to ensure that the board has an appropriate mix of relevant skills and experience. The matrix includes criteria relating to categories such as executive management expertise, industry-specific know-how, strategic thinking (including M&A), international/regional experiences, technology and product development (hardware and software), digital expertise, IT expertise, financial expertise, sales/marketing expertise, service expertise, HR expertise, and expertise in legal, regulatory, compliance, and corporate governance.

The members of our board provide valuable insights and perspectives given their different areas of expertise, which they have gained from each of their diverse backgrounds and experiences as more fully described in the Qualifications of Director Nominees section of this Proxy Statement.

The Nominating & Corporate Governance Committee evaluates each board member against the criteria in the skills and experience competency matrix. The Nominating & Corporate Governance Committee uses this information, including when they identify potential gaps, to help inform profiles for new director searches.

Board Skills and Experience

Our Board of Directors is committed to periodically reviewing its composition to ensure that a variety of skills, experience, and tenure are represented. As previously set forth herein, our current and prospective directors are evaluated according to a skills and experience competency matrix to ensure that the board has an appropriate mix of relevant skills and experience. The matrix includes criteria relating to categories such as executive management expertise, industry-specific know-how, strategic thinking (including M&A), international/regional experiences, technology and product development (hardware and software), digital expertise, IT expertise, financial expertise, sales/marketing expertise, service expertise, HR expertise, and expertise in legal, regulatory, compliance, and corporate governance.

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METTLER TOLEDO Board of Directors 2026 Demographics Matrix:

	Diggelmann	Doat-Le Bigot	Finney	Perversi	Salice	Shepherd	Tokich	Wienand	Zhang	Average
Age	58	53	64	55	66	60	57	54	53	58
Tenure (years)*	4	6	8	<1	28	2	<1	2	3	6
Gender
Female		•	•						•
Male	•			•	•	•	•	•
Committee Member**
Audit			Chair	•			•
Nominating		Chair			•				•
Compensation					Chair	•		•
Independent	•	•	•	•	•	•	•	•	•
National Origin	Switzerland	France	United States	Argentina	United States	United States	United States	Germany	China

*Tenure rounded to nearest whole number.

**Committee composition as of May 7, 2026.

Independence of the Board

The board uses the following criteria in evaluating independence: (i) independence under the rules of the New York Stock Exchange; and (ii) no relationships with the company (other than as a director or shareholder) or only immaterial relationships. The independence criteria are contained in the company’s corporate governance guidelines. The board solicits information from directors as to any relationship the director or his/her immediate family member has with the company that might affect the director’s independence.

The Board of Directors has determined that the following types of relationships are categorically immaterial:

◼Commercial business relationships where METTLER TOLEDO buys from or sells to companies where directors serve as employees, or where their immediate family members serve as executive officers, and where the annual purchases or sales are less than the greater of $1 million or 2% of either company’s consolidated gross revenues.

In light of these criteria, the board has determined that all nominees for director are independent.

Executive Sessions of Directors

The board schedules regular executive sessions, typically as part of each board meeting, and company management is not present during these executive sessions. As appropriate, the Board Chair or the Lead Director leads the executive sessions.

Director Attendance at Board Meetings and the Annual Meeting

The board expects that its members will attend all meetings of the board and the annual meeting of shareholders. The Board of Directors met four times in 2025. Each director attended 100% of all board and committee meetings for which the director was a member. All directors, except Messrs. Perversi and Tokich, who were not yet directors, attended the 2025 annual meeting of shareholders.

Policy Limiting Director Service on Other Public Company Boards; Director Resignation

The board has adopted a policy that directors may not serve on more than four public company boards. The board also has a policy that directors will offer their resignation upon a change in professional position or in circumstances that might affect a director’s ability to serve on the board. In such circumstances, the Nominating & Corporate Governance Committee takes the lead on determining the appropriate course of action.

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Director Competencies; Self-Evaluation; Board Refreshment; Director Retirement Policy

The board has developed the skills and experience competency matrix described above to identify relevant skills and help determine to what extent directors possess needed skills. Each year, the board conducts a self-evaluation in which each individual director completes a self-evaluation with respect to the board and its committees. The Board Chair then holds an individual discussion with each director. The full board then reviews the consolidated results of the self-evaluation.

The board recognizes the importance of periodic board refreshment and maintains an appropriate balance of age, tenure, skills, knowledge, experience, backgrounds, and perspectives on the board. As a result, the Board of Directors has adopted a policy pursuant to which directors will not stand for re-election at the annual meeting that follows their 72nd birthday. Two-thirds of the board has been refreshed in recent years.

Director Share Ownership

The company’s equity ownership guidelines call for non-employee directors to hold company shares with a value equal to five times their cash retainer within five years of their appointment to the board. All directors currently comply with the ownership guidelines. Additional information provided in the Compensation Discussion and Analysis–Equity Ownership Guidelines, applies to director share ownership.

Contacting the Board of Directors

Interested parties, including shareholders, may contact the Board of Directors, the Board Chair, or Lead Director individually, or the directors as a group via: EMAIL to LeadDirector@mt.com; or REGULAR MAIL to Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240, Attention: Lead Director.

Director Compensation

Directors (except for the Board Chair, Mr. Diggelmann, whose compensation is described separately below) are compensated by an annual cash retainer and committee member fees. Directors are reimbursed for traveling costs and other reasonable out-of-pocket expenses incurred in attending board and committee meetings. Directors also receive an annual stock option grant and a grant of stock. All directors, except the Board Chair whose restriction is discussed separately below, are required to retain the shares received from a grant of stock for two years following the date of grant, beginning with grants made in November 2024.

The following provides an overview of the elements of 2025 director compensation:

Annual cash retainer	$90,000
Annual grant of stock options—approximate value	$90,000
Annual grant of stock—approximate value	$90,000
Annual grant of stock to the Lead Director–approximate value	$40,000
Committee member fees:
◼Audit	$10,000
◼Compensation	$10,000
◼Nominating & Corporate Governance	$10,000
Committee Chair fees:
◼Audit	$25,000
◼Compensation	$25,000
◼Nominating & Corporate Governance	$25,000

As Board Chair, in 2025 Mr. Diggelmann received an annual cash retainer, a grant of stock options, and a grant of stock. For 2025, his annual cash retainer was increased to $303,650, effective May 2025. His grants of stock options and stock, each awarded in November 2025, each have grant date approximate values of $227,500. The Board Chair is required to retain the shares received from the grant of stock for three years following the date of grant.

Mr. Diggelmann’s compensation was specifically structured to appropriately and competitively recognize and reward the substantial contributions he makes to the company and its shareholders. He brings over 10 years of executive experience serving customers in the pharma/life science industry, a key end market for our company. Mr. Diggelmann’s experience as a CEO of multinational companies, his

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extensive international expertise, as well as his knowledge as a public company director provide valuable insights to the company. He has a strong technical background and experience with innovation-driven companies, and he has broad international experience across industries and businesses relevant to the company, including by virtue of his service on other boards of directors.

Mr. Diggelmann devotes a substantial amount of his time to his service as Board Chair. Mr. Diggelmann’s duties and responsibilities are extensive and include, but are not limited to, the following:

◼Board and committee operations, including coordinating meeting agendas and topics with management and committee chairs; contribution to several committees; developing the board’s skills and experience competency matrix; and conducting board evaluations and new director recruitment;

◼CEO interactions, including serving as an advisor to the CEO on key strategic and operational matters; and

◼Third-party interactions, encompassing responses to shareholder inquiries and requests on corporate governance and other sustainability topics as well as supporting M&A activities upon request from the CEO.

The Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, benchmarked the Board Chair’s compensation relative to comparably sized and situated companies in Switzerland and found the Board Chair’s compensation to be competitive and reasonable in relation to Mr. Diggelmann’s scope of duties and responsibilities.

Actual amounts paid to each director with respect to 2025 are set out in the following table.

2025 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Roland Diggelmann	$297,559	$226,874	$228,526	$752,959
Domitille Doat-Le Bigot	108,736	91,039	90,296	290,071
Elisha W. Finney	115,000	91,039	90,296	296,335
Richard Francis	34,918	0	0	34,918
Michael A. Kelly	110,000	91,039	90,296	291,335
Pablo Perversi	13,696	91,039	90,296	195,031
Thomas P. Salice	131,264	131,500	90,296	353,060
Brian Shepherd	97,500	91,039	90,296	278,835
Wolfgang Wienand	100,000	91,039	90,296	281,335
Ingrid Zhang	100,000	91,039	90,296	281,335

(1)Represents the grant date fair value of stock awards and option awards, respectively, computed in accordance with ASC 718 Compensation – Stock Compensation (“ASC 718”).

 The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2025. The Board Chair must retain stock awards for three years following the date of grant. All other directors must retain stock awards for two years following the date of grant.

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At December 31, 2025, each director held stock options (vested and unvested) with respect to the following number of shares:

Stock Options (#)
Roland Diggelmann	1,318
Domitille Doat-Le Bigot	1,356
Elisha W. Finney	1,814
Richard Francis	222
Michael A. Kelly	3,596
Pablo Perversi	162
Thomas P. Salice	3,596
Brian Shepherd	344
Wolfgang Wienand	594
Ingrid Zhang	734

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Board of Directors—Operation

The Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Each committee has the authority to engage advisors or consultants as it deems appropriate to carry out its responsibilities. The membership and meetings of the committees are described in the following table.

Name	Audit(1)	Compensation(2)	Nominating & Corporate Governance(3)
Domitille Doat-Le Bigot			X
Elisha W. Finney	X
Richard Francis		X
Michael A. Kelly	X	X
Thomas P. Salice		X	X
Brian Shepherd	X
Wolfgang Wienand	X	X
Ingrid Zhang			X

Total meetings in 2025	4	5	4

(1)Ms. Finney is considered a “financial expert” as determined by the Board of Directors pursuant to the relevant SEC definition, and all Audit Committee members are independent and financially literate. Dr. Wienand served on the Audit Committee until February 6, 2025. Our Chief Financial Officer, Board Chair, Chief Executive Officer, Head of Internal Audit, and Chief Legal Officer attend Audit Committee meetings at the request of the Audit Committee and give reports to and answer inquiries from the Audit Committee. Mr. Kelly will serve on the Audit Committee through the end of his current term on May 7, 2026. The Board of Directors appointed Mr. Michael J. Tokich to the Audit Committee, effective February 9, 2026. Mr. Tokich is independent and considered a “financial expert” as determined by the Board of Directors pursuant to the relevant SEC definition. Mr. Shepherd will rotate off of the Audit Committee, effective May 7, 2026. The Board of Directors has appointed Mr. Pablo Perversi to the Audit Committee, effective May 7, 2026. Mr. Perversi is independent and financially literate.

(2)All Compensation Committee members are independent. Mr. Francis served on the Compensation Committee until May 1, 2025. Mr. Kelly will serve on the Compensation Committee through May 6, 2026, the end of his current term. The Board of Directors has appointed Mr. Shepherd to the Compensation Committee, effective May 7, 2026.

(3)All Nominating & Corporate Governance Committee members are independent.

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Committee Charters

Each committee of the Board of Directors has a written charter setting forth the responsibilities of the committee in detail. The charters are reviewed annually and updated as necessary to comply with relevant regulations. The committee charters can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available free of charge in print to any shareholder who requests them. The primary functions of the committees are as follows:

Audit	Compensation	Nominating & Corporate Governance
◼Oversees the accounting and financial reporting process of the company	◼Discharges the responsibilities of the company’s Board of Directors relating to compensation of the company’s executives	◼Identifies, screens, and recommends qualified candidates to serve as directors of the company

◼Assists with board oversight of the integrity of the company’s consolidated financial statements, and the sufficiency of the independent registered public accounting firm’s review of the company’s consolidated financial statements

	◼Reviews and monitors compensation arrangements so that the company continues to retain, attract, and motivate quality employees	◼Develops and recommends to the board corporate governance guidelines applicable to the company
◼Assists with board oversight of the performance of the company’s internal audit function	◼Reviews an annual report on executive compensation for inclusion in the company’s proxy statement	◼Advises the board on the structure and membership of committees of the board
◼Oversees the appointment, engagement, and performance of the company’s independent registered public accounting firm	◼Reviews the Compensation Discussion and Analysis included in the company’s proxy statement

◼Reviews and evaluates polices, practices, and initiatives of the board and the company (in the board’s oversight role, for the latter), with respect to certain sustainability topics, including workforce inclusion objectives

◼Assists with board oversight of the company’s compliance with legal and regulatory requirements, and of the enterprise risk assessment, which addresses topics, among others, such as those related to sustainability and cybersecurity

	◼Reviews and monitors the compensation of the leadership team, such as the annual cash incentive program, which includes performance targets related to sustainability	◼Leads the board in its annual review of the board’s performance

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Audit Committee Report

The Audit Committee assists the board in overseeing the accounting and financial reporting processes of the company and audits of the consolidated financial statements of the company. The Audit Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.” In discharging its oversight role, the Audit Committee discussed the audited consolidated financial statements contained in the 2025 annual report separately with the company’s independent registered public accounting firm and the company’s management and reviewed the company’s internal controls and financial reporting.

The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the company’s consolidated financial statements as well as the company’s internal control over financial reporting. PwC issues an integrated audit report that includes opinions as to (1) whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the company and its subsidiaries in accordance with accounting principles generally accepted in the United States of America, and (2) whether the company maintained, in all material respects, effective internal control over financial reporting.

Audited Consolidated Financial Statements

In reviewing the company’s audited consolidated financial statements with PwC, the Audit Committee discussed the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including Auditing Standard Section 1301, and the Securities and Exchange Commission, as amended, and other matters including, without limitation:

◼Understanding the terms of the audit, including the objectives of the audit and the related responsibilities of both PwC and management;

◼PwC’s responsibilities under PCAOB Standards and related rules, including the nature, scope, and results of their audits;

◼The written disclosures and confirming letter from PwC regarding their independence required under relevant Public Company Accounting Oversight Board rules;

◼Certain matters regarding the company’s accounting policies, practices, and critical accounting estimates;

◼The auditor’s evaluation of the quality of the company’s financial reporting;

◼Information related to significant unusual transactions, as applicable, including the business rationale for such transactions;

◼An overview of the overall audit strategy, including timing of the audit, significant risks the auditor identified, and significant changes to the planned audit strategy or identified risks;

◼Any material weaknesses or significant deficiencies in internal controls over financial reporting; and

◼The extent of any significant accounting adjustments.

In reviewing the company’s audited consolidated financial statements with the company’s management, the Audit Committee discussed several of the same topics listed above with management, including, without limitation, the process used by management in formulating accounting estimates and the reasonableness of those estimates.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2025.

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Independent Registered Public Accounting Firm Fees

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2025	$4,556,550	$53,100	$452,300	$2,000
2024	$4,373,325	$151,200	$260,765	$2,000

Audit Fees—Represents fees for (i) the audit of the annual consolidated financial statements and internal control over financial reporting, (ii) review of consolidated financial statements included in quarterly reports on Form 10-Q, and (iii) audit services provided in connection with statutory audits and certain regulatory filings.

Audit-Related Fees—For 2025 and 2024, represents fees for employee benefit plan audits and attestation services related to financial reporting.

Tax Fees—Represents fees for tax consultation and compliance-related services.

Other Fees—Represents fees for software licenses for technical financial accounting and reporting application.

The Audit Committee has determined that PwC’s provision of the services included in the categories “Audit-Related Fees,” “Tax Fees,” and “Other Fees” is compatible with PwC maintaining its independence. All non-audit services were approved in advance by the Audit Committee pursuant to the procedures described below.

Audit Committee Approval of Non-Audit Services

The Audit Committee approves all non-audit services PwC provides in accordance with the following framework:

◼The Audit Committee is considered to have pre-approved any project in an approved category that is less than $100,000 in estimated fees. Specific projects in excess of this amount and any potential projects not included in the pre-approval framework are presented to the Audit Committee Chair for advance approval.

◼On a quarterly basis, PwC reports all non-audit services approved during the most recent quarterly period.

◼The Audit Committee reviews all non-audit fees at least annually.

The independent registered public accounting firm ensures that all audit and non-audit services provided to the company have been approved by the Audit Committee. Each year, the company’s management and the independent registered public accounting firm confirm to the Audit Committee that every non-audit service being proposed is permissible.

Independent Registered Public Accounting Firm for 2026

The Audit Committee has appointed PwC as the company’s independent registered public accounting firm to audit and report on the company’s consolidated financial statements and internal control over financial reporting for the year ending December 31, 2026 and to perform such other services as may be required of them.

Respectfully submitted by the members of the Audit Committee:

Elisha W. Finney, Chair Michael A. Kelly Brian Shepherd Michael J. Tokich

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PROPOSAL 2
Ratification of Independent Registered Public Accounting Firm

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Audit Committee has appointed PwC, independent public accountants, to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2026 and to perform such other services as may be required of them. PwC’s appointment is ratified if a majority of votes cast, excluding abstentions, with respect to this proposal are voted “FOR.”

Auditor Attendance at Annual Meeting

A representative of PwC is expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Limitation on Amount of Audit Fees

We have no existing direct or indirect understandings or agreements with PwC that place a limit on current or future years’ audit fees. Please see the Audit Committee Report above for further details concerning PwC’s fees.

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as independent registered public accounting firm. Proxies will be voted “FOR”
ratification of the appointment of PwC unless otherwise specified in the proxy.

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Nominating & Corporate Governance Committee Report

The Nominating & Corporate Governance Committee assists the board in identifying and recommending individuals to be nominated for election to the Board of Directors by shareholders. The committee is responsible for advising the board on the structure and membership of committees of the board as well as developing corporate governance guidelines applicable to the operation of the company. The Nominating & Corporate Governance Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.” We describe below the committee’s process to nominate directors to the board, the committee’s adoption of additional corporate governance best practices, and the committee’s engagement in other activities in 2025 related to corporate governance.

Director Nomination Process

The Board of Directors should be composed of successful individuals who demonstrate integrity, dedication, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together, and represent a variety of skills, experiences, expertise, industry knowledge, background, and perspectives. Longer-term board succession will also be considered, taking into account the demographics of respective board members. The Nominating & Corporate Governance Committee evaluates current and prospective directors according to a skills and experience competency matrix (described under Board of Directors – General Information – Board Composition; Director Qualifications) to ensure that the Board has an appropriate mix of relevant skills and experience.

1.When there is an actual or anticipated board vacancy, the Nominating & Corporate Governance Committee will, together with the Board Chair and the Chief Executive Officer, determine the specific qualifications, competencies, and skills that are desired for potential candidates to fill that vacancy.

2.Candidates’ names may be suggested by any of the Nominating & Corporate Governance Committee or other board members, or by third parties engaged for that purpose by the Committee, or by shareholders pursuant to applicable rules and regulations.

3.The Nominating & Corporate Governance Committee will receive all candidates’ names. The Nominating & Corporate Governance Committee will assess candidates who meet the specific qualifications, competencies, and skills relevant to the specific vacancy and these candidates will be required to provide information regarding their background, experience, independence, and other information.

4.As a general rule, members of the Nominating & Corporate Governance Committee, the Board Chair, the Chief Executive Officer, and in appropriate cases other board members, will interview candidates who are under active consideration.

5.Following these interviews, the Nominating & Corporate Governance Committee will consider each candidate.

6.The Nominating & Corporate Governance Committee will ensure that each candidate meets the specific qualifications, qualities, and skills that are desired for candidates to fill the relevant vacancy. The Committee will also ensure that all candidates otherwise satisfy the list of director qualifications set out in the company’s corporate governance guidelines.

7.The Nominating & Corporate Governance Committee will then propose a candidate to the full board for consideration as a new director. The full board will then, as applicable, vote to appoint the candidate as a director or nominate the candidate to stand for election as a director.

Summary of 2025 Activities

During 2025, the Nominating & Corporate Governance Committee regularly reviewed best practice corporate governance topics and continued to monitor regulatory rulemaking related to the governance area. The Committee conducted new director searches in 2025 related to director refreshment, and the board announced the appointment of Mr. Perversi to the Board of Directors, effective November 2025, and the appointment of Mr. Tokich to the Board of Directors, effective February 2026. With regard to the current director nominees, the Nominating & Corporate Governance Committee has recommended to the board that nine current directors be nominated for election at the Annual Meeting of Shareholders.

Respectfully submitted by the members of the Nominating & Corporate Governance Committee:
Domitille Doat-Le Bigot, Chair Thomas P. Salice Ingrid Zhang

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Compensation Discussion and Analysis

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis describes our executive compensation program, focusing on the compensation of our named executive officers.

Our 2025 Named Executive Officers

Name	Title
Patrick Kaltenbach	President and Chief Executive Officer
Shawn P. Vadala	Chief Financial Officer
Marc de La Guéronnière	Head of European and North American Market Organizations (as of January 1, 2026, Head of North American Market Organization, Global Service, and Commercial Excellence)
Susan Graham-Bryce	Chief Human Resources Officer
Richard Wong	Head of Asia and Pacific

Primary Elements of our Executive Compensation Program

Long-Term Incentives
Pay Element	Base Salary	Cash Incentive	Stock Options	Restricted Stock Units	Performance Share Units
Type	Cash	Cash	Equity	Equity	Equity
Performance Period	N/A	1 year	5-year vesting pro rata; cliff vesting for performance options	3-year vesting pro rata	3-year performance period, cliff vesting
Performance Measures	N/A	EPS, net cash flow, sales, individual targets, including quantitative sustainability targets	Stock price appreciation; sales growth for performance options	Stock price appreciation	Relative total shareholder return (rTSR)

Objectives of our Executive Compensation Programs

◼Ensure compensation reflects performance. The company links pay to performance in part by setting challenging, objectively measurable targets, and paying cash incentives designed to reward achievement of those targets. At the same time, when performance is only at or below target, compensation tends to be below market.

◼Focus executives on achieving financial and operating objectives that provide long-term shareholder value creation. The company does this in part by linking long-term compensation to the company’s long-term performance. The annual cash incentive is also tied to relevant metrics, including growth in earnings per share.

◼Align executives’ interests with those of the company’s shareholders. The company does this with its long-term incentives, including various performance-based equity grants, and by enforcing the equity ownership guidelines described below.

◼Attract and retain the best talent. Total compensation must be competitive in the global personnel market in which we operate.

Our Executive Compensation Program Follows Best Practices

◼We consult independent compensation consultants to ensure our executive compensation is in line with industry and market standards.

◼We deploy a mix of short- and long-term incentives to ensure compensation aligns with performance and motivates long-term shareholder value creation.

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◼Our long-term incentives include various performance-based equity incentives.

◼Our short-term incentives include sustainability targets.

◼We have an executive compensation clawback policy to ensure that amounts are not erroneously awarded.

◼We maintain executive share ownership guidelines that align executives’ interests with shareholders’.

◼We have a policy related to the hedging and pledging of company securities by the board and the company’s executives officers.

◼We responsibly manage the use of equity compensation.

Results of 2025 Say-on-Pay Vote

In establishing executive compensation policies the Compensation Committee considers, among other things, the results of the Advisory Vote to Approve Executive Compensation from the prior year’s Annual Meeting of Shareholders. The result of last year’s advisory vote was positive with 86% of votes cast in favor of the company’s compensation of its named executive officers.

Our Executive Compensation is Aligned with Performance

In the 20-year period ending December 31, 2025, the company’s total return to shareholders has been 2,426%, compared with 706% for the S&P 500. Based on the quality of leadership of the management team, and the overall performance of the company, the committee believes management’s compensation is appropriate.

Key Components of 2025 Executive Compensation

◼Salaries – Base salaries for our named executive officers were reviewed in light of salary market data, local market conditions, and individual performance. Base salaries for our named executive officers were moderately increased as a result of this assessment. Full details on the amounts the named executive officers received are provided in the Summary Compensation Table below.

◼Annual Cash Incentives – The average target achievement for our named executive officers resulted in incentive payments between 38% and 44% of base salary.

◼Long-Term Incentives – On May 8, 2025, the Compensation Committee of the Board of Directors, with guidance from the Compensation Committee’s independent compensation consultant, approved a bifurcated grant structure and composition for 2025 long-term incentive awards for the 2025 calendar year only. The 2025 long-term incentives were bifurcated, with approximately half granted in May 2025 and approximately half granted in November 2025. As part of the bifurcation, the Compensation Committee structured the composition of each grant in this manner: 1/3 performance share units, 1/3 non-qualified stock options, and 1/3 restricted stock units. The Committee believes that bifurcating the 2025 long-term incentive awards into two grants and modifying the composition of each grant improves the retentive and motivational objectives of the compensation program in the current environment. The total value of equity granted to Messrs. Kaltenbach, Vadala, and Wong increased 7%, 10%, and 8.7%, respectively. The total value of equity granted to Mr. de La Guéronnière decreased 8%, reflecting his potential retirement at the end of 2026. Ms. Graham-Bryce’s received equity grants in February 2025 upon joining the company, which were intended to provide her with partial replacement compensation related to her prior employment. She also received an equity grant on February 11, 2025, for the 2025 fiscal year, and she received equity grants in May and November 2025, along with the other named executive officers.

DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation program and evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives information and recommendations from the Board Chair, the Chief Human Resources Officer, and the Chief Executive Officer. No executive officer plays a role in making compensation decisions with respect to his or her own compensation.

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, and compensate its outside advisors, including its compensation consultants. The company has provided appropriate funding to the Compensation Committee to do so. In 2025, the Compensation Committee retained independent compensation consultant Pearl Meyer & Partners (PM&P) as its independent compensation consultant.

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PM&P reports directly to the Compensation Committee, and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the company’s executive officers.

PM&P provides various executive compensation services to the Compensation Committee at its request with respect to the company’s executive officers and other key employees, as well as the Board of Directors and Board Chair. The services PM&P provides include advising the Compensation Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the company’s program design and awards in relation to the company’s performance.

Role of our Compensation Peer Group

In evaluating the competitiveness of the company’s executive compensation, the Compensation Committee periodically conducts both broad-based surveys of executive compensation and surveys of the compensation of executives in the instruments and electronics industries. In 2024, the Compensation Committee utilized the services of PM&P and Willis Towers Watson (“WTW”) to provide US and certain non-US compensation data, respectively, using confidential surveys relating to CEO and senior executive compensation at technology companies in comparable industries, including scientific instruments firms, and firms of similar size to the company. PM&P also provided data on peer company compensation at the following peer companies:

Agilent Technologies	AMETEK
Bio-Rad Laboratories	Bruker Corp.
Fortive Corp.	Hologic
IDEX Corp.	Intuitive Surgical
Nordson Corporation	Revvity
ResMed	Rockwell Automation
Teledyne Technologies	Teleflex
Waters Corp.	Xylem

The Compensation Committee also reviewed data provided by WTW related to CEO and other executive compensation data from certain Swiss and other non-US industrial public companies of a similar size and international organizational structure as the company.

Independence of Compensation Consultants

The Compensation Committee reviews the services provided by its outside consultants on an annual basis and believes that PM&P are independent in providing executive compensation consulting services. The Compensation Committee has conducted a specific review of its relationship with PM&P and has determined that the work of PM&P for the Committee in 2025 did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, or applicable rules and regulations of the SEC and the NYSE. In making this determination, the Compensation Committee noted that during 2025:

◼PM&P did not provide any services to the company or its management related to executive compensation other than service to the Compensation Committee, and its services were limited to executive compensation consulting. Specifically, PM&P did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

◼Fees from the company were less than 1% of the total revenue of PM&P during the year of 2025;

◼PM&P maintains a Conflicts Policy, which has been provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;

◼The individuals on the PM&P team assigned to the company do not have any business or personal relationship with members of the Compensation Committee outside of the engagement.

◼None of the PM&P consultants working on the company engagement, or at PM&P, had any business or personal relationship with executive officers of the company; and

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◼None of the PM&P consultants working on the company engagement directly own company stock.

The Compensation Committee monitors the independence of compensation consultants on an annual basis.

Compensation Program Elements

The company’s compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. The majority of executive compensation is performance-based and is paid in the form of the annual cash incentive and long-term incentive compensation. Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term.

Each year the Compensation Committee separately reviews each of the three elements, as well as total compensation. The Committee takes into account the company’s growth and performance, individual executive performance, and developments in the markets in which we compete for talent.

Base Salary

The company’s goal is to pay base salaries that are approximately at or somewhat below the median. Based on market data, we believe base salaries for our executive officers are generally slightly lower than those at peer companies. Although a competitive base salary is necessary and appropriate to attract and retain high quality talent, we believe the majority of executive compensation should be paid in ways that link pay with performance. We accomplish this through the annual cash incentive and long-term incentives.

The Compensation Committee considered its review of the salary market data referred to above, local market conditions, and individual performance in setting base salaries for 2025. The Compensation Committee increased the base salary for Mr. Kaltenbach by 2.0%, Mr. Vadala by 8.7%, Mr. de La Guéronnière by 3.7%, and Mr. Wong by 3.5%, effective January 1, 2025 in the case of Mr. Kaltenbach and effective April 1, 2025 in all other cases. 2025 was Ms. Graham-Bryce’s first year as a named executive officer.

Annual Cash Incentive

We link pay with performance through our cash incentive plan, called POBS Plus. The purpose of the incentive plan is to provide an incentive to key employees of the company to reward them for driving the success of the company as measured based on objective financial criteria. The incentive plan is administered by the Compensation Committee. At the end of each year, the Compensation Committee establishes the performance targets on which each participant’s incentive is based for the coming year. Group and/or Operating Unit targets, which in 2025 accounted for 75 – 80 percent of the incentive for each participant, relate closely to our annual plan and budget and are approved by the full Board of Directors each year. These targets are set taking into account the economic environment, the health of the company’s end-user markets, and the challenges and opportunities of the company’s various businesses. See “2025 Threshold, Target, Maximum, and Actual Performance” below.

In 2025, the remaining 20 – 25 percent of the incentive for each participant is based on individual (personal) objective performance targets and sustainability targets. The individual (personal) objective performance targets account for between 12 and 17 percent of the incentive for each participant and relate to the company’s annual business objectives. The sustainability targets account for 8 percent of the incentive for each participant. The sustainability targets are comprehensive and specific quantitative and qualitative targets related to important sustainability topics, as follows:

◼Targets for key environmental areas related to greenhouse gas emissions (continued progress towards Science Based Targets for Scope 1, 2, and 3), waste reduction and recycling (continued progress towards achieving 2025 operational waste to landfill reduction target), and sustainable products and services (continued progress towards globally purchased packaging materials from recycled or sustainable sources and packaging being easily recyclable/compostable).

◼Targets for key social areas related to responsible supply chain (continued progress to implement responsible sourcing guidelines, including supplier audits) and employee topics (such as continued progress related to employee voluntary turnover, workforce inclusion, and employee safety). The company’s workforce inclusion objectives relate to having a broad set of candidates for job openings and promotion opportunities, selecting candidates most likely to help the company achieve all its goals. The company’s workforce inclusion objectives also include execution of mentoring by senior executives.

◼Targets for key governance matters related to corporate governance and public company sustainability reporting best practices.

With respect to the Chief Executive Officer, the Group targets described below under “2025 Threshold, Target, Maximum, and Actual Performance“ account for 80% of the incentive, personal targets related to sustainability account for 8% of the incentive, and personal targets not related to sustainability account for 12% of the incentive.

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The Compensation Committee directly evaluates the Chief Executive Officer’s performance on his individual targets and reviews the CEO’s recommendation on the individual target performance of the other executive officers. The Compensation Committee reviews the audited results of the company’s performance against each participant’s performance targets and determines the incentive payment, if any, earned by each participant.

Cash Incentive Payment as % of Base Salary
	Achievement vs. Target Levels
Name	<90%	100% (Target)	130% (Maximum)
Patrick Kaltenbach	—	50%	169.4%
Shawn P. Vadala	—	45%	157.5%
Other Named Executive Officers	—	45%	160.5%

The plan provides that targets for 100% achievement should be challenging and ambitious, but also realistic and attainable such that it is possible to achieve and exceed them. The impact of over- or under-achieving targets on the annual incentive can be significant. The company and Board of Directors therefore approach the target setting process with care and consideration. We believe targets are set consistently with the philosophy of the POBS Plus plan that they be challenging and ambitious. In the last five years the average target achievement for named executive officers was 105 points, out of a possible 130 points.

2025 Threshold, Target, Maximum, and Actual Performance
2025 Performance Targets	Threshold	Target	Maximum	Actual
Adjusted Non-GAAP Earnings Per Share(1)	$42.29	$43.62	$47.61	$42.89
Net Cash Flow(2)	$1,005.8 million	$1,060.2 million	$1,223.4 million	$1,042.1 million
Group Sales (at budgeted currency rates)	$3,814.3 million	$3,892.9 million	$4,128.7 million	$3,885.5 million

(1)Excludes purchased intangible amortization (net of tax) of $21.1 million, restructuring charges (net of tax) of $14.5 million and a net benefit (net of tax) of $3.6 million related to contingent consideration associated with previous acquisitions less acquisition transaction costs (net of tax) of $1.7 million. Also excludes operating results not considered in the target and a $19.5 million non-cash benefit resulting from the reduction of uncertain tax position liabilities and valuation allowance related to the settlement of a tax audit. In addition, the Compensation Committee approved a one-time, modest adjustment, applicable to all employees who participate in the company’s POBS annual cash incentive plans, to partially offset the impact of international trade disputes.

(2)Represents cash flow from operations before tax payments less capital expenditures and restructuring payments. Also excludes payments for acquisition transaction costs and deviations for facility expansion capital expenditures versus target.

The 2025 weighted performance relative to targets resulted in the following incentive payments as a percent of base salary under the POBS Plus plan for 2025 for each named executive officer:

Mr. Kaltenbach	40%
Mr. Vadala	41%
Mr. de La Guéronnière	44%
Ms. Graham-Bryce	40%
Mr. Wong	38%

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Long-Term Incentives

Another method we have historically used to link pay with performance is awarding stock options, which we believe aligns management’s long-term interests with those of the company’s shareholders. Named executive officers’ stock options generally vest over five years, 20% per year, starting on the first anniversary of the date of grant. All options (including the performance options described below) have a term of ten years before expiration. We expect that future stock option grants typically will have vesting schedules of five years and terms of ten years.

Named executive officers also generally receive target awards of performance share units, under which the individual will earn shares of common stock in the future if certain performance conditions (including market criteria) are met. The company’s performance share units are based on relative total shareholder return (rTSR) over a three-year period, specifically, the company’s relative performance against each of the companies that make up the S&P 500 Healthcare Index and the S&P 500 Industrials Index. The units have three- year cliff vesting. The company must achieve greater than a 30th percentile performance for the performance share units to start vesting. The units will vest at 100% if the company achieves a 60th percentile performance, and the units will vest at 200% if the company’s relative performance is at the 75th percentile or better.

The vesting schedule is shown in this table (linear interpolation is applied between the points shown):

	rTSR Percentile Rank	Shares Earned as % of Target
Threshold	≤ 30%	0%
	45%	50%
Target	60%	100%
	67.5%	150%
Maximum	≥ 75%	200%

The vesting percentage of the performance share units is capped at 100% of target when the company’s absolute TSR is negative. Over the past three years, based on the performance of the company pursuant to the criteria outlined above, the performance share units, including the off-cycle grant to the CEO in April 2021, have vested as follows:

Grant	Performance Period End	Shares Earned as % of Target
November 2020	November 2023	4.7%
April 2021	April 2024	0.0%
November 2021	November 2024	0.0%
November 2022	November 2025	0.3%

In 2025, named executive officers also received restricted stock unit grants. These grants generally vest annually in three equal installments beginning on the first anniversary of the date of grant.

In determining the amount of each named executive officer’s equity grants the Compensation Committee evaluates the relative importance of the individual’s job, the contribution and performance of the individual, their years of service, and their total compensation, as well as competitive information about equity as described above relative to each individual. Ms. Graham-Bryce additionally received a grant of restricted stock units upon joining the company on February 11, 2025. This grant was intended to provide her with partial replacement compensation related to her prior employment. She also received a grant of performance share units and a stock option grant on February 11, 2025, which grants were for the 2025 fiscal year upon her joining the company. With respect to the named executive officers in 2025, the factors discussed above led to equity grants with the grant date fair values described in the table “Grant of Plan-Based Awards.”

On November 9, 2023, following consultation with its independent compensation consultant, PM&P, the Compensation Committee decided to make a one-time equity grant to the CEO in addition to the regular grant, comprised of forty percent restricted stock units and sixty percent performance options. The Compensation Committee determined that this one-time equity grant, which includes rigorous, pre-set performance conditions, incentivizes long-term growth and is well aligned with shareholder interests. The restricted stock units vest annually in three equal installments beginning on the first anniversary of the date of grant. The performance options have a four-

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year performance period with cliff vesting. The final number of options received at vesting will be determined by the compound annual organic growth rate measured in local (constant) currency of the company’s sales over the performance period commencing January 1, 2024 and ending December 31, 2027. The vesting schedule is shown in this table (linear interpolation is applied between the points shown):

	CAGR	Shares Earned as % of Target
Threshold	<3%	0%
	3%	50%
Target	4%	100%
Maximum	≥ 5%	150%

On May 8, 2025, and as disclosed by the company on a Form 8-K filed on May 12, 2025, the Compensation Committee of the Board of Directors, with guidance from the Compensation Committee’s independent compensation consultant, approved a bifurcated grant structure and composition for 2025 long-term incentive awards for the 2025 calendar year only. The 2025 long-term incentives were bifurcated, with approximately half granted in May 2025 and approximately half granted in November 2025. As part of the bifurcation, the Compensation Committee structured the composition of each grant in this manner: 1/3 performance share units, 1/3 non-qualified stock options, and 1/3 restricted stock units. The Committee believes that bifurcating the 2025 long-term incentive awards into two grants and modifying the composition of each grant improves the retentive and motivational objectives of the compensation program in the current environment.

The Compensation Committee also believes that past performance is just one factor to take into account in determining the size of future awards.

Equity Grant Practices and Policy

The Compensation Committee approves all equity grants. Equity grants have typically been made once each year when the overall annual compensation review takes place (typically in late October or early November each year). However, as discussed above, the 2025 equity grants were bifurcated into two grants, one in May and one in November. The Compensation Committee and Board meeting dates are set several years in advance, and the overall value of the equity grants are approved on the meeting date. In the past, the Committee has also made initial grants to individual executive officers at the time they started serving as executive officers. All options have an exercise price equal to the closing price of the company’s shares on the New York Stock Exchange on the date of grant.

Equity awards, including stock options, are not granted in anticipation of the release of material non-public information, and the release of material non-public information is not timed on the basis of option or other equity grant dates. Stock incentive values to be utilized for such annual awards are determined as of the grant date based upon a Black-Scholes valuation model. Those values are then used to determine the number of stock options to be granted to recipients.

In addition, we generally do not grant stock options (i) during trading blackout periods established under our insider trading policy, or (ii) at any time during the four business days prior to, or the one business day following, the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. During fiscal year 2025, (i) none of our named executive officers were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such reports, and (ii) we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Equity Ownership Guidelines

The Compensation Committee feels it is important for senior executives to have a significant portion of their ongoing compensation tied to the interests of shareholders. The Compensation Committee has implemented equity ownership guidelines for executive officers that call for the individuals to accumulate equity ownership as follows:

Category	Value of Equity Ownership Required
CEO	$5,500,000
CFO	3x base salary
Other executive officers	2x base salary

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The following types of equity count towards the ownership requirement: shares held directly, vested restricted stock units (if any), and the in-the-money value of vested stock options. Individuals have five years from the date of appointment as an officer to meet the ownership requirement. If an individual does not meet the requirement within the relevant time periods, the Compensation Committee has the discretion not to make further equity grants to that person. If an individual has met their requirement but subsequently falls below due to a drop in share price, they will have 24 months to rebuild their ownership, subject to Compensation Committee discretion. All officers satisfy the equity ownership guidelines.

Clawback Policy

The board believes it is good corporate governance and in the interests of shareholders to have a recoupment or “clawback” policy concerning incentive-based compensation, specifically with regard to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “financial reporting measure” (as such term is defined by the applicable rules or standards of the New York Stock Exchange). As a matter of basic fairness, the board wishes to correct for errors in the event of certain accounting restatements affecting incentive-based compensation to ensure that amounts are not erroneously awarded.

The board has adopted a clawback policy that complies with the requirements of Section 303A.14 of the New York Stock Exchange Listed Company Manual. The clawback policy applies to all executive officers and certain other individuals. In the event the company is required to prepare an accounting restatement of its financial statements due to the material noncompliance of the company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the board shall require reimbursement or forfeiture of any excess incentive-based compensation received by any applicable employee during the three (3) completed fiscal years immediately preceding the date on which the company is required to prepare an accounting restatement. The full clawback policy is included as Exhibit 97 to the company’s Form 10-K for the fiscal year ending December 31, 2025. At no time during or after the last completed fiscal year, which ended December 31, 2025, was the company required to prepare an accounting restatement or required to recover erroneously awarded compensation pursuant to the company’s clawback policy. There are no outstanding balances as of December 31, 2025, of erroneously awarded compensation to be recovered from the application of the company’s clawback policy to a prior restatement.

Company Equity Hedging and Pledging Policy

The board and the company’s executive officers, and their designees, are prohibited from any transaction hedging the ownership of company securities, including trading in publicly-traded options, puts, calls, or other derivative instruments that are directly related to company securities, and are also generally restricted from transactions pledging ownership of company securities. This policy does not apply to employees who are not executive officers.

Insider Trading Policy and Procedures

The company has adopted insider trading policies governing the purchase, sale, and other dispositions of the company’s securities that apply to all company personnel, including directors, officers, and employees. The company also follows procedures for the repurchase of its securities, which procedures subject the company itself to its insider trading policies. The company believes that its insider trading policies and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards of the New York Stock Exchange. Copies of the company’s insider trading policies are filed as Exhibits 19.1 and 19.2 to company’s Form 10-K for the fiscal year ending December 31, 2025.

Share Purchase Plan

Under the Share Purchase Plan, executive officers may purchase company shares using all or a portion of their cash incentive payable under the POBS Plus plan, subject to approval of the Compensation Committee. The issue price for shares under the plan will be equal to the New York Stock Exchange closing price on the date of issuance, which occurs on or shortly before March 15 of each year. All shares issued pursuant to the plan are restricted for a period of five years from the date of issuance, during which time they may not be sold, assigned, transferred, or otherwise disposed of, nor may they be pledged or otherwise hypothecated, except in the case of death or disability.

Tax Equalization Agreements

The company is a party to tax equalization agreements with Mr. Kaltenbach and Ms. Graham-Bryce, who are non-U.S. citizens and non-U.S. residents who pay income tax on their earnings in Switzerland. The individuals do not receive any cash benefit from the agreements, the principle of which is to leave the employee in exactly the same position (i.e., no better and no worse off) as if they had not become subject to U.S. Taxation on a portion of their income. Under the tax equalization agreements, the company has agreed to pay taxes borne by these executives in respect of incremental taxation being due in the United States by virtue of their work for the

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company there. Because the individuals are left no better and no worse off than had they not become subject to U.S. Taxation, the Compensation Committee does not believe it is appropriate to take into account the U.S. Taxes paid by the company under the tax equalization agreements when determining the employees’ compensation each year. In cases where the individual’s Swiss taxes are lower as a result of the company having paid these U.S. Tax amounts, the individual must make a payment to the company under the tax equalization agreement.

Employment Agreements

The company is a party to employment agreements with each of the named executive officers. These agreements provide for a base salary subject to adjustment and participation in our cash incentive plan and other employee benefit plans. Each agreement prohibits the executive from competing with the company for a period of 6-12 months after termination of employment. The agreements have no fixed term. They have an effective term of 6-12 months because they may be terminated without cause by either party and during the notice period the executive is entitled to full compensation under the agreement, including payment of base salary, target cash incentive, and continuation of benefits.

The equity compensation arrangements are separately described in the sections below entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.” The operation of the employment agreements in the context of a termination or a change in control is separately described below under “Payments Upon Termination or Change in Control.”

CEO Pay Ratio

This information is provided in accordance with the requirements of Item 402(u) of Regulation S-K and the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010.

For this disclosure we identified our median employee as of December 31, 2023, looking at compensation between January 1, 2023 and December 31, 2023. The total employee population considered was approximately 17,300 people; we did not exclude any employees. We used year-end local payroll records to identify the median employee. We did not apply any material assumptions, adjustments, or estimates, did not apply cost of living adjustments, and did not use statistical sampling.

Mr. Kaltenbach’s annual total compensation for 2025, including the one-time equity grant described in the Compensation Program Elements – Long-Term Incentives section above, was $6,741,212, as disclosed in the Summary Compensation Table below. Our median employee’s annual total compensation, calculated consistent with Summary Compensation Table rules, for 2025 was $56,972. Accordingly, the ratio of our CEO’s pay to our median employee is 118:1.

The pay ratio is influenced by the mix of geographies where the company has operations, and the nature of the work employees perform in the different countries. Approximately 45% of the company’s total workforce is located in low-cost countries, including in China, India, Mexico, Southeast Asia, and Eastern Europe. Many of these employees are involved in assembly and manufacturing tasks, particularly in China and Mexico.

Almost all of our employees in North America and China are employed full-time. This is in line with industry practice in these regions. In Europe, we have a number of countries with a larger population of part-time employees (up to approximately 15 percent), in line with local practices.

Salary levels are driven by market and competitive conditions and are overseen by the Compensation Committee of the Board of Directors in the case of senior executive salaries, and by the Chief Human Resources Officer in most other cases. The Compensation Committee and the Chief Human Resources Officer are responsible for establishing compensation arrangements that allow the company to retain, attract, and motivate employees.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table(1)

Name and Principal Position	Year	Base Salary ($)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
Patrick Kaltenbach(2) President and Chief Executive Officer	2025	1,145,999	3,267,808	1,635,033	462,984	229,388	6,741,212
	2024	1,123,528	1,526,729	3,055,452	808,940	424,215	6,938,864
	2023	1,081,471	2,468,360	4,436,956	167,628	376,574	8,530,989
Shawn P. Vadala Chief Financial Officer	2025	490,000	1,109,148	555,304	198,450	31,950	2,384,852
	2024	457,500	504,294	1,009,412	306,176	25,525	2,302,907
	2023	450,000	485,421	970,372	93,375	27,900	2,027,068
Marc de La Guéronnière Head of EU and NA(3)	2025	312,535	616,380	411,530	137,367	75,305	1,553,117
	2024	302,680	372,739	747,163	207,327	74,402	1,704,311
	2023	295,782	369,582	740,757	95,356	70,374	1,571,851
Susan Graham-Bryce(4) Chief Human Resources Officer	2025	396,539	845,324	385,777	156,851	564,810	2,349,301
Richard Wong Head of Asia and Pacific	2025	424,542	392,439	196,950	161,847	33,526	1,209,304
	2024	410,582	181,176	361,211	214,266	33,544	1,200,779
	2023	398,253	175,414	349,414	59,087	59,469	1,041,637

(1)All amounts shown were paid in Swiss francs, except amounts paid to Mr. Vadala and U.S. Tax equalization payments, which were paid in U.S. dollars, amounts paid to Mr. de La Guéronnière, which were paid in Euros, and amounts paid to Mr. Wong, which were paid in Singapore dollars. For purposes of this table, all amounts paid in Swiss francs were converted to U.S. dollars at a rate of CHF 0.8322 to $1.00, amounts paid in Euros were converted to U.S. dollars at a rate of EUR 0.8879 to $1.00, and amounts paid in Singapore dollars were converted to U.S. dollars at a rate of SGD 1.3079 to $1.00, in each case the respective average exchange rate in 2025.

(2)Mr. Kaltenbach’s 2023 compensation, as displayed in the Summary Compensation Table above, includes a one-time equity grant, which is discussed more fully in the Compensation Program Elements – Long-Term Incentives section above. This one-time equity grant included performance options with a grant date fair value of $1,499,883 and restricted stock units with a grant date fair value of $999,961. Excluding this one-time grant, which is necessary for a proper understanding of Mr. Kaltenbach’s ordinary compensation structure, Mr. Kaltenbach’s total compensation in 2023 was $6,031,144, consisting of $1,081,471 in base salary, $1,468,399 in stock awards, $2,937,072 in option awards, $167,628 in non-equity incentive plan compensation, and $376,574 in all other compensation.

(3)Mr. de La Guéronnière served as the Head of European and North American Market Organizations through the end of 2025. As of January 1, 2026, he is serving as Head of North American Market Organization, Global Service, and Commercial Excellence as he transitions to a potential retirement at the end of 2026.

(4)Ms. Graham-Bryce’s 2025 compensation, as displayed in the Summary Compensation Table above, includes February 2025 equity grants and cash for partial replacement compensation related to her prior employment, and equity grants for fiscal year 2025. Her 2025 compensation also includes relocation costs associated with her joining the company, which are detailed in footnote (8), below.

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(5)With respect to Mr. Kaltenbach in 2023, this represents the aggregate grant date fair value of restricted stock units he received in November 2023 and which are more fully discussed in the Compensation Program Elements – Long-Term Incentives section above, and performance share units he received in November 2023 as part of the company’s ordinary grant cycle. With respect to Ms. Graham-Bryce in 2025, this represents the aggregate grant date fair value of restricted stock units and performance share units she received in February 2025 and which are more fully discussed in footnote (4), above, and restricted stock units and performance share units she received as part of the company’s ordinary grant cycle. For all other values in this column, this represents the aggregate grant date fair value of performance share units, and for 2025 additionally includes restricted stock units, each individual received during the company’s ordinary grant cycle. Grant date fair values in all cases are computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2025. The following table lists the value of each officer’s performance share unit awards assuming the highest level of performance conditions will be achieved:

Name	Month/Year (MM/YYYY)	Maximum Value of PSU Award ($)
Patrick Kaltenbach	11/2025	1,663,488
	05/2025	1,603,445
	11/2024	3,053,458
	11/2023	2,936,798
Shawn P. Vadala	11/2025	553,224
	05/2025	554,948
	11/2024	1,008,587
	11/2023	970,842
Marc de La Guéronnière	11/2025	412,057
	05/2025	410,898
	11/2024	745,478
	11/2023	739,164
Susan Graham-Bryce	11/2025	133,537
	05/2025	136,966
	02/2025	250,187
Richard Wong	11/2025	194,582
	05/2025	198,364
	11/2024	362,353
	11/2023	350,827

(6)Represents the aggregate grant date fair value of stock option awards for each individual computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 12 to the company’s consolidated financial statements included in the Form 10-K for the fiscal year ending December 31, 2025. With respect to Mr. Kaltenbach, this includes one-time performance options he received in November 2023 that are more fully discussed in the Compensation Program Elements – Long-Term Incentives section above.

(7)Amounts shown are the annual cash incentive earned under the company’s POBS Plus incentive plan.

(8)Includes tax equalization payments and other miscellaneous benefits as set out below. As described in the Compensation Discussion and Analysis above, the individuals do not receive any cash benefit from the tax equalization payments. The principle of the tax equalization is to leave the employee in exactly the same position (i.e., no better and no worse) as if they had not become subject to U.S. Taxation on a portion of their income. As such, the Compensation Committee does not believe it is appropriate to include these tax equalization amounts when determining the employees’ compensation each year or in other calculations of an employee’s compensation, for example when comparing compensation between individuals or across compensation categories. Negative amounts represent payments by the individual to the company, for example as a result of lower Swiss taxes being due by virtue of the U.S. Tax payments.

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Miscellaneous personal benefits, none of which individually exceeds $25,000 in value unless otherwise stated, include children allowances, schooling allowances, housing allowances, tax equalization calculation, the company’s contribution to certain insurances beyond what is available to all employees, the value of meals in the company cafeteria, the company’s contributions to individual retirement accounts, and allowances for expenses (in the case of Mr. Kaltenbach and Ms. Graham-Bryce) and transportation (in the case of Messrs. Vadala, de La Guéronnière, and Wong). In Ms. Graham-Bryce’s case, allowances in 2025 included a schooling allowance ($32,044) and miscellaneous benefits in 2025 included one-time compensation associated with her joining the company, including cash replacement compensation ($195,722), relocation costs ($89,647), and tax gross-ups associated with those costs ($27,699). In Mr. Wong’s case, miscellaneous benefits in 2023 are for a one-time service anniversary award.

Name	Year	Tax Equalization	Retirement Contribution	Insurance	Allowances	Miscellaneous Benefits
Patrick Kaltenbach	2025	$(71,555)	$239,827	$28,543	$18,745	$13,828
	2024	134,807	233,165	28,014	18,745	9,484
	2023	96,235	224,422	27,204	18,745	9,968
Shawn P. Vadala	2025	n.a.	18,200	n.a.	13,750	0
	2024	n.a.	15,525	n.a.	10,000	0
	2023	n.a.	17,900	n.a.	10,000	0
Marc de La Guéronnière	2025	n.a.	58,224	n.a.	17,081	0
	2024	n.a.	57,320	n.a.	17,082	0
	2023	n.a.	54,382	n.a.	15,992	0
Susan Graham-Bryce	2025	67,000	97,747	23,905	59,648	316,510
Richard Wong	2025	n.a.	10,588	n.a.	22,938	0
	2024	n.a.	10,606	n.a.	22,938	0
	2023	n.a.	11,443	n.a.	22,938	25,088

Mettler-Toledo International Inc.	35	2026 Proxy Statement

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) [POBS Plus Cash Incentive]			Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Patrick Kaltenbach	0	572,999	1,941,322	11/11/2025	0	436	872	576	1,495	1,445.06	2,497,382
				05/08/2025		679	1,358	728	1,855	1,101.63	2,405,459
Shawn P. Vadala	0	225,000	787,500	11/11/2025	0	145	290	192	500	1,445.06	832,754
				05/08/2025		235	470	252	640	1,101.63	831,699
Marc de La Guéronnière	0	141,908	506,138	11/11/2025	0	108	216	0	370	1,445.06	412,259
				05/08/2025		174	348	186	475	1,101.63	615,652
Susan Graham-Bryce	0	178,443	636,446	11/11/2025	0	35	70	46	120	1,445.06	200,127
				05/08/2025		58	116	62	160	1,101.63	205,938
				02/11/2025		74	148	338	476	1,331.97	825,037
Richard Wong	0	192,675	687,209	11/11/2025	0	51	102	67	175	1,445.06	291,652
				05/08/2025		84	168	90	230	1,101.63	297,737

(1)Represents the range of cash incentive payments possible under the company’s POBS Plus incentive plan in respect of the 2025 fiscal year. The maximum incentive possible is 169.4% of base salary for Mr. Kaltenbach, 157.5% of base salary for Mr. Vadala, and 160.5% of base salary for the other named officers. The target cash incentive is 50% of base salary for Mr. Kaltenbach and 45% of base salary for the other named officers. The actual incentive earned in each year is included in the “Summary Compensation Table” above.

(2)Represents the range of stock awards possible under grants of performance share units made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021). Based on satisfaction of the performance conditions these awards may increase up to the maximum (200% of the target) or decrease to zero. The number of units actually received will depend on the company’s total shareholder return relative to the total shareholder return of each of the other companies in the S&P 500 Healthcare Index and the S&P 500 Industrials Index. Total shareholder return will be measured over a three-year period beginning on the date of grant. Each unit received will be settled with one share of common stock shortly after the performance period closes.

(3)Represents grants of restricted stock units made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021). These restricted stock units vest in three equal annual installments starting on the first anniversary of the date of grant.

(4)Option awards made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021). The option grants vest in five equal annual installments starting on the first anniversary of the date of grant.

(5)The grant date fair value of each award has been computed in accordance with ASC 718. The performance share units had grant date fair values of $1,690.45 per share for the February 11, 2025 grant, $1,180.74 per share for the May 8, 2025 grant, and $1,907.67 per share for the November 11, 2025 grant. The stock options had grant date fair values of $524.66 per share for the February 11, 2005 grant, $432.21 per share for the May 8, 2025 grant, and $557.38 per share for the November 11, 2025 grant. For the performance share units the company used a Monte Carlo model to determine fair value. For the options the company used the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 6.8 years; no dividend yield; risk-free interest rates of 4.37%, 3.99%, and 3.72% for the February, May, and November grants, respectively; and volatility rates of 28% for the February grant and 29% for the May and November grants. The actual value of the performance share units and stock options may significantly differ from that calculated by these models and depends on the company’s relative share price performance and the excess of the market value of the common stock over the exercise price at the time of exercise, respectively.

Mettler-Toledo International Inc.	36	2026 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Patrick Kaltenbach							1,632	2,275,318	3,769	5,254,702
	3,692	923		$1,233.47	01/25/2021	01/25/2031
	3,848	962		$1,175.19	04/01/2021	04/01/2031
	5,268	1,317		$1,484.40	11/04/2021	11/04/2031
	3,789	2,526		$1,225.87	11/03/2022	11/03/2032
	942	4,413		$1,024.55	11/09/2023	11/09/2033
			2,504	$1,024.55	11/09/2023	11/09/2033
	1,235	4,940		$1,260.97	11/12/2024	11/12/2034
	0	1,855		$1,101.63	05/08/2025	05/08/2035
	0	1,495		$1,445.06	11/11/2025	11/11/2035
Shawn P. Vadala							445	620,415	1,257	1,752,497
	3,040	0		$ 595.31	11/08/2018	11/08/2028
	4,060	0		$ 720.81	11/07/2019	11/07/2029
	2,805	0		$1,103.74	11/05/2020	11/05/2030
	1,740	435		$1,484.40	11/04/2021	11/04/2031
	1,260	840		$1,225.87	11/03/2022	11/03/2032
	972	1,458		$1,024.55	11/09/2023	11/09/2033
	408	1,632		$1,260.97	11/12/2024	11/12/2034
	0	640		$1,101.63	05/08/2025	05/08/2035
	0	500		$1,445.06	11/11/2025	11/11/2035
Marc de La Guéronnière							187	260,714	940	1,310,539
	1,424	356		$1,484.40	11/04/2021	11/04/2031
	984	656		$1,225.87	11/03/2022	11/03/2032
	742	1,113		$1,024.55	11/09/2023	11/09/2033
	302	1,208		$1,260.97	11/12/2024	11/12/2034
	0	475		$1,101.63	05/08/2025	05/08/2035
	0	370		$1,445.06	11/11/2025	11/11/2035
Susan Graham-Bryce							446	621,809	167	232,830
	0	476		$1,331.97	02/11/2025	02/11/2035
	0	160		$1,101.63	05/08/2025	05/08/2035
	0	120		$1,445.06	11/11/2025	11/11/2035
Richard Wong							157	218,889	451	628,780
	1,000	0		$ 595.31	11/08/2018	11/08/2028
	622	0		$ 720.81	11/07/2019	11/07/2029
	645	0		$1,103.74	11/05/2020	11/05/2030
	632	158		$1,484.40	11/04/2021	11/04/2031
	450	300		$1,225.87	11/03/2022	11/03/2032
	350	525		$1,024.55	11/09/2023	11/09/2033
	146	584		$1,260.97	11/12/2024	11/12/2034
	0	230		$1,101.63	05/08/2025	05/08/2035
	0	175		$1,445.06	11/11/2025	11/11/2035

Mettler-Toledo International Inc.	37	2026 Proxy Statement

(1)Each of the options vests ratably over five years starting from the first anniversary of the date of grant, except for the one-time performance options granted to Mr. Kaltenbach with a target award of 2,504 options, which cliff vest after a four-year performance period ending December 31, 2027.

(2)For Messrs. Kaltenbach, Vadala, and de La Guéronnière, includes performance share units (PSUs) granted on November 3, 2022, which vested on January 8, 2026. For all named executive officers, includes unvested restricted stock units (RSUs) as follows. RSUs vest ratably over three years from the first anniversary of the grant date. The market value figure shown above is calculated using the closing share price of $1,394.19 on December 31, 2025.

Name	Grant Type	Grant Date	Unearned Units (#)
Patrick Kaltenbach	RSU	11/09/2023	325
	RSU	05/08/2025	728
	RSU	11/11/2025	576
Shawn P. Vadala	RSU	05/08/2025	252
	RSU	11/11/2025	192
Marc de La Guéronnière	RSU	05/08/2025	186
Susan Graham-Bryce	RSU	02/11/2025	338
	RSU	05/08/2025	62
	RSU	11/11/2025	46
Richard Wong	RSU	05/08/2025	90
	RSU	11/11/2025	67

(3)Includes PSUs that have a three-year performance period from the grant date and vest each January following satisfaction of the performance criteria. Unearned units shown are the target award under each grant. The market value figures shown above are calculated using the closing share price of $1,394.19 on December 31, 2025.

Name	Grant Type	Grant Date	Unearned Units (#)
Patrick Kaltenbach	PSU	11/09/2023	1,331
	PSU	11/12/2024	1,323
	PSU	05/08/2025	679
	PSU	11/11/2025	436
Shawn P. Vadala	PSU	11/09/2023	440
	PSU	11/12/2024	437
	PSU	05/08/2025	235
	PSU	11/11/2025	145
Marc de La Guéronnière	PSU	11/09/2023	335
	PSU	11/12/2024	323
	PSU	05/08/2025	174
	PSU	11/11/2025	108
Susan Graham-Bryce	PSU	02/11/2025	74
	PSU	05/08/2025	58
	PSU	11/11/2025	35
Richard Wong	PSU	11/09/2023	159
	PSU	11/12/2024	157
	PSU	05/08/2025	84
	PSU	11/11/2025	51

Mettler-Toledo International Inc.	38	2026 Proxy Statement

Option Exercises and Stock Vested in Fiscal 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Net Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick Kaltenbach	2,000	875,900	325	467,789
Shawn P. Vadala	4,520	4,049,421	—	—
Marc de La Guéronnière	12,935	9,327,535	—	—
Susan Graham-Bryce	—	—	—	—
Richard Wong	—	—	—	—

Payments Upon Termination or Change in Control

The named executive officers are not entitled to any payment upon a change in control or upon termination of employment, regardless of the type of termination.

The company may terminate the employment of each of the named executive officers after giving the requisite 6-12 months’ notice. Named executive officers continue receiving their base salary, cash incentive, and benefits during the contractual notice period. Equity grants continue to vest as scheduled so long as an individual remains employed. Named executive officers forfeit unvested equity grants, and vested equity grants in a termination for cause, on the last day of employment.

Equity grants to the named executive officers do not accelerate and do not vest automatically upon a change in control.

Pay Versus Performance

					Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (5)	Value of Initial Fixed $100 Investment Based On:		Net Income ($, in thousands)(7)	Adjusted Non-GAAP Earnings Per Share ($)(8)
Year	Summary Compensation Table Total for PEO ($)(1) (2)		Compensation Actually Paid to PEO ($)(2) (3)				Total Shareholder Return	Peer Group Total Shareholder Return(6)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
	PEO – 1	PEO – 2	PEO – 1	PEO – 2
2025	6,741,212	n.a.	8,798,416	n.a.	1,874,143	2,208,203	122.33	105.51	869,193	42.89
2024	6,938,864	n.a.	6,518,309	n.a.	1,647,649	1,724,112	107.37	102.34	863,140	41.11
2023	8,530,989	n.a.	4,664,662	n.a.	1,438,196	309,455	106.43	102.86	788,778	38.26
2022	6,472,835	n.a.	4,632,617	n.a.	1,534,933	1,165,135	126.83	108.96	872,502	39.39
2021	12,046,903	816,467	15,803,547	17,202,243	1,977,815	4,311,764	148.92	139.00	768,985	33.61
(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for our Principal Executive Officer(s) for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)	In 2021, the company had two Principal Executive Officers (PEO). Olivier Filliol (PEO – 2, in the table above) was the PEO until April 1, 2021. Patrick Kaltenbach (PEO – 1, in the table above) is the PEO since April 1, 2021.
(3)	The dollar amounts reported in column (c) represent the “Compensation Actually Paid” to the applicable PEO for the corresponding year. Compensation Actually Paid is calculated pursuant to the requirements of Item 402(v) of Regulation S-K, adjusting Summary Compensation Table totals to reflect equity award valuation changes at certain points over time. It does not reflect dollar amounts actually paid to our PEOs.

Mettler-Toledo International Inc.	39	2026 Proxy Statement

The equity award adjustments for 2025 include the addition (or subtraction, as applicable) of the following, as shown in the table below:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)	Year End Fair Value of Equity Awards Granted ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Change in Fair Value of Equity Awards granted in Prior Years that Vested in the Year ($)	Compensation Actually Paid to PEO ($)
PEO – 1
2025	6,741,212	4,902,841	5,518,423	634,953	806,668	8,798,416

The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year. The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4)The dollar amounts reported in column (d) represent the average of the amounts reported for the company’s named executive officers (NEOs) as a group (excluding the PEOs) in the “Total” column of the Summary Compensation Table in each applicable year. The non-PEO NEOs were Shawn P. Vadala and Marc de La Guéronnière for all periods shown above. For 2021, Peter Aggersbjerg, the Head of Divisions during those periods, was also an NEO. For 2021 through 2024, Gerry Keller, Head of Process Analytics, was also an NEO. For 2022, 2023, 2024, and 2025 Richard Wong is also an NEO. For 2025, Susan Graham-Bryce, Chief Human Resources Officer, is also an NEO.

(5)The dollar amounts reported in column (e) represent the average amount of “Compensation Actually Paid” to the NEOs as a group (excluding the PEOs) for the corresponding year. Compensation Actually Paid is calculated pursuant to the requirements of Item 402(v) of Regulation S-K, adjusting Summary Compensation table totals to reflect equity award valuation changes at certain points over time. It does not reflect dollar amounts actually paid to our NEOs. The NEOs included for purposes of these calculations are described in footnote 4.

The equity award adjustments for 2025 include the addition (or subtraction, as applicable) of the following, as shown in the table below:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Year End Fair Value of Equity Awards Granted ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Change in Fair Value of Equity Awards granted in Prior Years that Vested in the Year ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	1,874,143	1,128,213	1,260,926	36,458	164,888	2,208,203

(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: SIC Code 3826 Index – Laboratory Analytical Instruments.
(7)	The dollar amounts reported represent the amount of net income reflected in the company’s audited financial statements for the applicable year.
(8)	While the company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the company’s compensation programs, the company has determined that non-GAAP earnings per share is the financial performance measure that, in the company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs (including the PEOs), for the most recently completed fiscal year, to company performance.

Adjusted earnings per share (EPS) is a non-GAAP measure. For 2025, excludes purchased intangible amortization (net of tax) of $21.1 million, restructuring charges (net of tax) of $14.5 million and a net benefit (net of tax) of $3.6 million related to contingent consideration associated with previous acquisitions less acquisition transaction costs (net of tax) of $1.7 million. Also excludes operating results not considered in the target and a $19.5 million non-cash benefit resulting from the reduction of uncertain tax position liabilities and valuation allowance related to the settlement of a tax audit. For 2024, excludes purchased intangible amortization (net of tax) of $20.1 million, restructuring charges (net of tax) of $16.0 million,

Mettler-Toledo International Inc.	40	2026 Proxy Statement

and other costs (net of tax) of $0.3 million. Also excludes a $23.0 million one-time non-cash benefit resulting from the reduction of uncertain tax position liabilities related to the settlement of a tax audit. For 2023, excludes purchased intangible amortization (net of tax) of $20.5 million and restructuring charges (net of tax) of $26.5 million. Adjusted EPS also was increased to restate our actual tax rate to our budgeted tax rate before non-recurring items. For 2022, excludes purchased intangible amortization (net of tax) of $19.8 million, acquisition transaction costs (net of tax) of $0.7 million, and restructuring charges (net of tax) of $7.8 million. Adjusted EPS also was reduced in 2022 to restate our actual tax rate to our budgeted tax rate before non-recurring items and exclude operating results not considered in the target. For 2021, excludes purchased intangible amortization (net of tax) of $16.3 million, acquisition charges (net of tax) of $8.2 million pertaining to increased contingent consideration and transaction costs, and restructuring charges (net of tax) of $4.2 million. Adjusted EPS also was reduced in 2021 to restate our actual tax rate to our budgeted tax rate before non-recurring items and exclude operating results not considered in the target.

Most Important Financial Performance Measures

The most important financial performance measures used by the company to link executive compensation actually paid to the company’s NEOs (including the PEOs), for the most recently completed fiscal year, to the company’s performance are as follows:

Most Important Measures for Determining NEO Pay
Non-GAAP earnings per share
Net cash flow
Group sales at budgeted currency rates
Total shareholder return relative to the S&P 500 Healthcare Index and the S&P 500 Industrials Index

Analysis of the Information Presented in the Pay Versus Performance Table

We deploy a mix of short- and long-term incentives to our named executive officers to ensure compensation aligns with performance. We list the performance measures most important to achieving this alignment in the table above. We discuss each measure, and its role in determining named executive officer compensation, more fully in the earlier Compensation Discussion and Analysis section titled Compensation Program Elements.

The charts below describe, during the five-year period between January 1, 2021 and December 31, 2025, the relationship between “Compensation Actually Paid,” which is derived from calculations mandated by Item 402(v) of Regulation S-K, and certain financial performance metrics. During this period, the company’s financial performance has generally improved as a percentage of 2021, while Compensation Actually Paid has decreased compared to 2021.

Mettler-Toledo International Inc.	41	2026 Proxy Statement

Compensation Actually Paid and Cumulative TSR

0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
2021
2022
2023
2024
2025
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Cumulative TSR

Compensation Actually Paid and Net Income

20%
0%
-20%
-40%
-60%
-80%
-100%
2021
2022
2023
2024
2025
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Net Income

Mettler-Toledo International Inc.	42	2026 Proxy Statement

Compensation Actually Paid and Adjusted non-GAAP Earnings Per Share

40%
20%
0%
-20%
-40%
-60%
-80%
-100%
2021
2022
2023
2024
2025
PEO Compensation Actually Paid
NEO Compensation Actually Paid
Adjusted EPS

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The following chart describes the relationship between our TSR and that of our peer group: the SIC Code 3826 Index – Laboratory Analytical Instruments, assuming an investment of $100.00 on December 31, 2020.

$160
$140
$120
$100
$80
$60
$40
$20
$0
2020-01-01
2021-01-01
2022-01-01
2023-01-01
2024-01-01
2025-01-01
METTLER TOLEDO
SIC Code 3826 Index

Mettler-Toledo International Inc.	43	2026 Proxy Statement

Compensation Committee Report

The Compensation Committee assists the board in reviewing and monitoring the compensation of the company’s executives. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance.”

The Compensation Committee is responsible for establishing compensation arrangements that allow the company to retain, attract, and motivate employees. The Compensation Committee reviews the company’s total compensation budget and sets the annual compensation of the company’s executive officers, including the Chief Executive Officer. It also evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives input and recommendations from the Board Chair, Chief Human Resources Officer, and the Chief Executive Officer regarding the amount and form of executive and director compensation.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. On the basis of such review and discussions, the Compensation Committee recommended to the Board of Directors, and the board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee:

Thomas P. Salice, Chair
Michael A. Kelly
Wolfgang Wienand

Mettler-Toledo International Inc.	44	2026 Proxy Statement

PROPOSAL 3
Advisory Vote to Approve Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of the company are entitled to vote at the annual meeting to approve the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement and accompanying tables and narratives, our compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term. The company has in the past sought approval from shareholders regarding the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans, including the POBS Plus Incentive System for Group Management and the 2013 Equity Incentive Plan (Amended and Restated Effective as of May 6, 2021), make up a majority of the pay that the company provides to our executives.

We have a long track record of delivering superior results for our shareholders. In the 20-year period ending December 31, 2025, the company’s total return to shareholders has been 2,426%, compared with 706% for the S&P 500. Our executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly qualified team to run the company.

We believe our executive compensation programs are transparent, consistent with current best practices, appropriately benchmarked to peers, and effective in supporting our company and our business objectives.

◼Our compensation programs are substantially tied to the achievement of key business objectives and to long-term shareholder returns.

◼Both our short-term and our long-term incentives are performance-based. Our short-term incentives include sustainability targets.

◼Performance is objectively measured.

◼Targets are set at challenging levels.

◼Stock options granted to executives have a ten-year term and vest over five years, which helps management focus on sustainable and long-term value creation.

◼We carefully monitor the compensation of executives from companies of similar size and complexity to help us to ensure our programs are within the range of market practices.

The company seeks your advisory vote on our executive compensation programs. Shareholder advisory votes on our executive compensation programs will occur annually. After the 2026 Annual Meeting of Shareholders, the next such shareholder advisory vote will occur at the 2027 Annual Meeting of Shareholders. We ask that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables and narratives contained in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the board will review the voting results and take such results into consideration when making future decisions regarding executive compensation. An abstention shall not count as a vote cast with respect to this proposal. We ask our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation and disclosure rules of the Securities and Exchange Commission.

Mettler-Toledo International Inc.	45	2026 Proxy Statement

Share Ownership

This table shows how much of the company’s common stock is owned by directors, executive officers, and owners of more than 5% of the company’s common stock as of the record date March 9, 2026 (except as noted in footnote 1 in the case of 5% shareholders):

	Shares Beneficially Owned(1)
Name of Beneficial Owner 5% Shareholders:	Number	Percent
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,513,052	11.6%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	1,666,731	8.0%
Capital International Investors 333 South Hope Street 55th Floor Los Angeles, CA 90071	1,024,636	5.0%

	Direct	Indirect(2) Number	Total	Percent
Directors:
Roland Diggelmann	732	691	1,423	*
Domitille Doat-Le Bigot	295	1,103	1,398	*
Elisha W. Finney	374	1,561	1,935	*
Michael A. Kelly(3)	1,811	3,343	5,154	*
Pablo Perversi	63	0	63	*
Thomas P. Salice(4)	73,839	3,343	77,182	*
Brian Shepherd	146	91	237	*
Michael J. Tokich	50	0	50	*
Wolfgang Wienand	183	341	524	*
Ingrid Zhang	207	481	688	*

Named Executive Officers:
Patrick Kaltenbach	2,041	21,273	23,314	*
Shawn P. Vadala	4,844	13,697	18,541	*
Marc de La Guéronnière	1	3,609	3,610	*
Susan Graham-Bryce	113	148	261	*
Richard Wong	385	3,921	4,306	*

All Directors and Executive Officers as a Group (17 persons):	85,367	59,078	144,445	0.71%

*The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares.

(1)Information regarding 5% shareholders is based solely on the most recently available Schedule 13Gs filed by the holders. The Vanguard Group most recently filed a Schedule 13G regarding ownership of company securities on February 13, 2024. BlackRock, Inc. most recently filed a Schedule 13G regarding ownership of company securities on April 24, 2025. Capital International Investors most recently filed a Schedule 13G regarding ownership of company securities on February 13, 2026. For the directors and officers, calculations of percentage of beneficial ownership are based on 20,248,505 shares of common stock outstanding on March 9, 2026. The calculations assume the exercise by each individual of all options for the purchase of common stock held by such individual that are exercisable within 60 days of the date hereof.

(2)Represents shares subject to stock options that are exercisable within 60 days.

(3)Includes 1,628 shares held in trust along with Mr. Kelly’s spouse.

(4)Includes 21,055 shares held by a family foundation and over which Mr. Salice shares voting and investment power with his spouse as trustees, and 52,492 shares owned by limited liability companies in which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the family foundation and the limited liability companies except to the extent of his pecuniary interests therein.

Mettler-Toledo International Inc.	46	2026 Proxy Statement

Additional Information

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Salice, Kelly, and Wienand, none of whom were officers or employees of the company or its subsidiaries or had any relationship requiring disclosure by the company under Item 404 of the Securities and Exchange Commission’s Regulation S-K during 2025. No interlocking relationship exists between the members of the company’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Availability of Form 10-K and Annual Report to Shareholders

The company’s Annual Report to shareholders for the fiscal year ended December 31, 2025, including consolidated financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

The Annual Report is available on the company’s website at www.mt.com under “About Us / Investor Relations / Annual Report.” Upon written request, the company will furnish, without charge, to each person whose proxy is being solicited a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC. Requests in writing for copies of any such materials should be directed to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240-2020, USA, telephone +1 614 438 4794.

Electronic Delivery of Annual Report and Proxy Statement

If you wish to receive future annual reports, proxy statements and other materials, and shareholder communications electronically via the Internet, please follow the directions on your proxy card for requesting such electronic delivery. An election to receive materials electronically will continue until you revoke it. You will continue to have the option to vote your shares by mail, by telephone, or via the Internet.

How to Submit Shareholder Proposals and Director Nominations

Shareholder Proposals to be Included in Next Year’s Proxy Statement. Shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals for inclusion in the proxy statement must be submitted on a timely basis and in compliance with the procedures of Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in the company’s proxy statement for next year’s annual meeting, shareholder proposals must be received at the company’s principal executive offices no later than November 18, 2026. Proposals and questions related thereto should be submitted in writing to the Secretary of the company.

Director Nominations to be Included in Next Year’s Proxy Statement. To nominate a person for election as a director pursuant to the proxy access provisions in Article I, Section 13 of our by-laws, a shareholder, or a group of up to twenty (20) shareholders, owning at least 3% of the company’s outstanding stock continuously for at least three years, may nominate and include in the company’s proxy materials director nominees constituting up to the greater of two directors or 20% of the Board. To be timely, any notice of proxy access nomination must be submitted to the Secretary of the company no earlier than the 150th day (October 19, 2026) and no later than the 120th day before the anniversary (November 18, 2026) of the date that the company issued its proxy statement for the previous year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after the anniversary date of the most recent annual meeting, notice by the shareholder must be given not later than the later of the close of business on (i) the on the date that is one hundred eighty (180) days prior to such meeting date or (ii) the tenth (10th) day after the meeting date is first publicly announced or disclosed. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in our by-laws.

Shareholder Proposals and Director Nominations for Presentation at Next Year’s Annual Meeting. As a separate and distinct matter from proposals under Rule 14a-8 and “proxy access” nominations, any shareholder proposals or nominations of candidates for election as directors to be considered at next year’s annual meeting but not included in the company’s proxy statement must be submitted in accordance with our by-laws, a copy of which may be obtained from the Secretary of the company. A shareholder’s notice of any such proposal or nomination must be delivered to, or mailed and received by, the Secretary of the company at the company’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year’s annual meeting. Therefore, we must receive notice of any such proposals or nominations for next year’s annual meeting no earlier than January 7, 2027 and no later than February 6, 2027. However, in the event that the date of the annual meeting is more

Mettler-Toledo International Inc.	47	2026 Proxy Statement

than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be received by the later of the close of business on (i) the date ninety (90) days prior to such meeting date or (ii) the tenth (10th) day following the date on which public announcement or disclosure of the date of such meeting is first made by the company. Any such notice must also comply with the timing, disclosure, procedural, and other requirements as set forth in our by-laws.

Expenses of Solicitation

The cost of soliciting proxies will be borne by the company. In addition to the solicitation of proxies by use of the mail, some of our officers, directors, and employees, none of whom will receive additional compensation therefore, may solicit proxies in person or by Internet or other means. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees, and other persons for their out- of-pocket expenses in forwarding proxy materials to their principals.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of METTLER TOLEDO stock, your broker, bank, or other nominee may only deliver one copy of this proxy statement and our 2025 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2025 annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report should submit this request by writing to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA or by calling +1 614 438 4794. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters

We know of no other matter to be brought before the annual meeting. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to any such matter in accordance with their reasonable judgment.

METTLER-TOLEDO INTERNATIONAL INC.

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

C123456789

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59PM, Eastern Time, on May 6, 2026.

Online Go to www.investorvote.com/MTD or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/MTD

2026 Annual Meeting Proxy Card	1234 5678 9012 345

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Roland Diggelmann				1.4 - Pablo Perversi				1.7 - Michael J. Tokich

1.2 - Domitille Doat-Le Bigot				1.5 - Thomas P. Salice				1.8 - Wolfgang Wienand

1.3 - Elisha W. Finney				1.6 - Brian Shepherd				1.9 - Ingrid Zhang

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Independent Registered Public Accounting Firm				3. Advisory Vote to Approve Executive Compensation

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	C 1234567890 1 U P X 6 8 4 2 9 5	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

04972B

You can view the 2025 Annual Report to Stockholders and the 2026 Proxy Statement
on the Internet at: https://www.investorvote.com/MTD.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MTD

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Mettler-Toledo International Inc.

Notice of 2026 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2026

The undersigned hereby appoints Roland Diggelmann and Shawn P. Vadala, and each of them, Proxies for the undersigned, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on May 7, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies according to the directions marked on the reverse side. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.